UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Qorvo, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 22, 2016

Dear Stockholders:

You are cordially invited to attend Qorvo’s 2016 Annual Meeting of Stockholders, which will be held on Wednesday, August 3, 2016, at 8:00 a.m. Central Time at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, Texas 75201. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

On or about June 22, 2016, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2016 Annual Report, via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2016 Annual Report, which we also began mailing on or about June 22, 2016. Copies of our Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2016 Annual Report are available at www.proxyvote.com.

Your vote is important to us. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote over the Internet, by telephone or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Sincerely,

Jeffrey C. Howland

Secretary

QORVO, INC.

7628 THORNDIKE ROAD

GREENSBORO, NORTH CAROLINA 27409-9421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 3, 2016

Dear Stockholders:

We hereby give notice that the Annual Meeting of Stockholders of Qorvo, Inc. (“Qorvo”) will be held on Wednesday, August 3, 2016, at 8:00 a.m. Central Time at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, Texas 75201 for the following purposes:

(1)	To elect the ten directors named in the accompanying proxy statement to serve a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

(2)	To approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the proxy statement).

(3)	To reapprove the Qorvo, Inc. Cash Bonus Plan, pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

(4)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2017.

(5)	To transact such other business as may properly come before the meeting.

Under Delaware law, only stockholders of record at the close of business on the record date, which is June 10, 2016, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Jeffrey C. Howland

Secretary

June 22, 2016

i

2016 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time and Date	8:00 a.m. Central Time, August 3, 2016
●	Place	The Ritz-Carlton 2121 McKinney Avenue Dallas, Texas 75201
●	Record Date	June 10, 2016
●	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
●	Entry	If you decide to attend the meeting in person, upon your arrival you will need to present valid photo identification and, if you are not a registered holder, present proof of ownership of Qorvo common stock. See page 1 for further instructions.

Meeting Agenda

		Board Vote Recommendation	Page Reference (for more detail)

●	Election of ten directors	FOR ALL	3

●	Approval, on an advisory basis, of the compensation of our Named Executive Officers	FOR	41

●	Reapproval of the Qorvo, Inc. Cash Bonus Plan	FOR	43

●	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2017	FOR	47

Transact such other business that properly comes before the meeting

Board Nominees

●	The following table provides summary information about each director nominee. The nominees receiving a majority of the votes cast at the meeting will be elected as directors.

Name	Age	Director Since	Occupation	Independent	AC	CC	GNC	CDC
Ralph G. Quinsey	60	2015	Chairman of the Board of Qorvo					X
Robert A. Bruggeworth	55	2013	President and CEO of Qorvo					X
Daniel A. DiLeo	68	2015	Principal of Daniel DiLeo, LLC and Former Executive Vice President of Agere Systems Inc.	X	X			C
Jeffery R. Gardner	56	2015	President and CEO of Monitronics International, Inc.	X	C		X
Charles Scott Gibson	64	2015	Chairman of Gibson Enterprises and Co-founder and Former President and Co-CEO of Sequent Computer Systems, Inc.	X	X		X
John R. Harding	61	2015	Co-founder, President and CEO of eSilicon Corporation	X		X		X
David H. Y. Ho	57	2015	Chairman and Founder of Kiina Investment Ltd. and Former President of Greater China for Nokia Corporation	X		X		X
Roderick D. Nelson	56	2015	Chief Technology Officer of Globetouch, Inc. and Co-founder and Principal of Tritech Sales and Services, LLC	X	X			X
Dr. Walden C. Rhines	69	2015	Chief Executive Officer and Chairman of Mentor Graphics Corporation	X		C	X
Walter H. Wilkinson, Jr.	70	2015	Founder and General Partner of Kitty Hawk Capital	X		X	C

AC	Audit Committee
CC	Compensation Committee
GNC	Governance and Nominating Committee

CDC	Corporate Development Committee
C	Committee Chairman

●	Advisory Vote on the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our Named Executive Officers with those of our stockholders.

●	Reapproval of the Qorvo, Inc. Cash Bonus Plan

We are asking our stockholders to reapprove the Qorvo, Inc. Cash Bonus Plan, or the Cash Bonus Plan, including the material terms of the performance goals, to allow certain awards to continue to qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Annual incentive compensation is a key component of our pay-for-performance strategy and is implemented through our Cash Bonus Plan.

●	Independent Registered Public Accounting Firm

As a matter of good governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2017.

Executive Compensation Elements

Cash compensation, which accounts for approximately 35% of each Named Executive Officer’s total compensation, consists of base salary and cash bonuses as further described below.

Equity compensation, which accounts for approximately 65% of each Named Executive Officer’s total compensation, consists of performance-based and service-based restricted stock unit awards as further described below.

Type	Form	Terms
Cash	Salary	Generally eligible for annual increase.
	Bonus	Based on attainment of Company performance metrics.

Equity	Performance-Based Restricted Stock Units (RSUs)	One-half earned based on total stockholder return, or TSR, and one-half earned based on Company performance objectives.

	Total Stockholder Return (TSR) RSUs	Based on Qorvo TSR compared to external TSR benchmark index. Earned and vest over one-year, two-year and three-year performance periods.

	Company Objectives RSUs	Based on achievement of Company performance objectives. Earned at the end of a specified performance period, with 50% vesting at the end of the performance period and the remaining 50% vesting in equal installments over the following two years.

	Service-Based RSUs	Vest in increments of 25% per year over four years.

Other Employee Benefits	Health & Disability Insurance, 401(k) Plan, Employee Stock Purchase Plan & Deferred Compensation Plan	Eligible to participate in same employee benefit plans generally available to all employees.

Fiscal 2016 Compensation Decisions

Effective as of the start of fiscal 2016, we increased the base salaries for our Named Executive Officers (other than Ms. Harrison) by 5% in order to keep their base salaries competitive with those of their peers. As a result of our strong financial performance in the first six months of fiscal 2016, our Named Executive Officers received cash bonuses at 124.26% of their target percentage based on their base salary during this six-month performance period; however, because we did not achieve the established operating metrics for the second half of fiscal 2016, the Named Executive Officers did not receive cash bonuses for that period. Additionally, Messrs. Bruggeworth, Buhaly, Creviston and Klein were awarded objectives-based restricted stock grants at 110% of the targeted number of units, reflecting the achievement of five specified Company goals in full and one Company goal in part, and were awarded service-based restricted stock units in amounts consistent with our equity-based compensation practices. Based on the performance of our stock in fiscal 2016 in comparison to a benchmark index, no TSR-based performance RSUs were earned for the fiscal 2016 performance period. Ms. Harrison, who was not a Named Executive Officer in our 2015 proxy statement and was later promoted to Vice President and Corporate Controller effective November 1, 2015, was not awarded performance-based RSUs for fiscal 2016.

We believe our compensation program provides a balanced and stable foundation for awarding our Named Executive Officers for achieving our corporate objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps not only to achieve our short-term and long-term goals, but also aligns the interests of our management team with those of Qorvo and our stockholders.

Fiscal 2016 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer during fiscal 2016 and our three other executive officers who were serving at fiscal year-end, to whom we refer to collectively as our Named Executive Officers, for the fiscal year ended April 2, 2016, as determined by the rules of the Securities and Exchange Commission, or SEC.

Name	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Robert A. Bruggeworth, President and CEO	2016	771,418	4,620,676	1,094,690	9,410	6,496,194
Steven J. Buhaly, Former CFO	2016	425,250	1,523,032	340,255	7,844	2,296,381
Steven E. Creviston, Corporate VP	2016	456,017	1,740,458	345,385	9,451	2,551,311
James L. Klein, Corporate VP	2016	404,250	1,467,402	323,821	7,945	2,203,418
Gina B. Harrison, VP and Corporate Controller	2016	211,057	300,218	44,165	6,890	562,330

2017 Annual Meeting

●	Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us no later than February 22, 2017.

●

Notice of stockholder proposals outside of SEC Rule 14a-8 submitted pursuant to the advance notice provisions of our bylaws must be delivered to us no earlier than April 5, 2017 and no later than May 5, 2017.

●	Notice of stockholder nominations for director pursuant to the proxy access provisions of our bylaws must be delivered to us no earlier than January 23, 2017 and no later than February 22, 2017.

v

QORVO, INC.

7628 THORNDIKE ROAD

GREENSBORO, NORTH CAROLINA 27409-9421

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The accompanying proxy, for use at the Annual Meeting of Stockholders to be held on Wednesday, August 3, 2016, at 8:00 a.m. Central Time at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, Texas 75201, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of Qorvo, Inc. (the “Company” or “Qorvo”). We are first sending and making available these proxy materials to stockholders on or about June 22, 2016. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by our officers or employees. We will pay all expenses incurred in this solicitation. Qorvo will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to be held on August 3, 2016:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2016 Annual Report to

Stockholders are available at www.proxyvote.com.

The accompanying proxy is for use at the meeting if a stockholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through our transfer agent may vote by returning a completed proxy card in the enclosed postage-paid envelope. If your shares are held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you may receive a voting instruction form from that institution in lieu of a proxy card. In order to lower costs, we have instructed these nominees to send a notice of internet availability of proxy materials to certain beneficial owners. These beneficial owners will have electronic access to our proxy materials but will not receive paper proxy materials unless they request them as provided for in the notice. The notice or voting instruction form will provide information, if applicable, regarding the process for beneficial owners to vote over the Internet, by telephone or by mail. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions online program, which provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, August 2, 2016. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If a voting instruction form does not reference Internet or telephone information, or if the stockholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Stockholders who elected to access the proxy statement and annual report electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive an e-mail with information on how to access the stockholder information and voting instructions. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the stockholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder (typically the bank, broker or other nominee) and presented at the annual meeting. If you need directions to The Ritz-Carlton so that you can attend the annual meeting and vote in person, please contact Jeffrey C. Howland, our Corporate Secretary, at (336) 664-1233.

If you decide to attend the meeting in person, upon your arrival you will need to present a state or other government-issued photo identification. After a determination that you are a registered holder of Qorvo common stock as of the record date, you will be allowed to attend our annual meeting. If you are not a registered holder, please be sure that you bring your state or government-issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of Qorvo common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting), to present to the registration desk upon your arrival.

You may revoke your proxy at any time before it is exercised by filing with our corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “for” all director nominees, “for” approval, on an advisory basis, of the compensation of our Named

Executive Officers, “for” reapproval of our Cash Bonus Plan and “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. Proposals 1-3 in this proxy statement are “non-discretionary” items, which means that brokers that have not received voting instructions from beneficial owners with respect to these matters may not vote on these proposals.

Signed proxies that withhold authority or reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present. Assuming the existence of a quorum at the meeting:

●

The director nominees receiving a majority of the votes cast at the meeting will be elected as directors. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” or “withheld” for that nominee. Broker non-votes are not counted as votes “for” or “against” a director nominee and will have no effect on the outcome of the vote on this proposal.

●

The compensation of our Named Executive Officers will be approved, on an advisory basis, if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal vote “for” the proposal. Because abstentions constitute shares present and entitled to vote, they will have the effect of a vote against this proposal. Because broker non-votes are not considered present and entitled to vote for purposes of this proposal, they will not be counted as a vote for or against the proposal and will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

●

Our Cash Bonus Plan will be reapproved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal vote “for” the proposal. Because abstentions constitute shares present and entitled to vote, they will have the effect of a vote against this proposal. Because broker non-votes are not considered present and entitled to vote for purposes of this proposal, they will not be counted as a vote for or against the proposal and will have no effect on the outcome of the vote on this proposal.

●

The ratification of the appointment of KPMG LLP will be approved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal vote “for” the proposal. Because abstentions constitute shares present and entitled to vote, they will have the effect of a vote against the proposal. If your shares are held in street name and you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee has discretionary authority to vote your shares with respect to the proposal.

Voting Securities Outstanding

In accordance with Delaware law, June 10, 2016 was fixed as the record date for determining holders of our common stock entitled to notice of and to vote at the meeting. Each share of our common stock issued and outstanding on June 10, 2016 is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on June 10, 2016, there were 127,808,431 shares of Qorvo’s common stock outstanding and entitled to vote.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election of Directors

Under our amended and restated bylaws, the Board of Directors consists of one or more members, as determined by the Board or the stockholders from time to time. Each director is elected annually to serve for a one-year term and until his successor is duly elected and qualified or until his earlier death, resignation or removal. All nominees presently serve as directors. There are no family relationships among any of our directors or officers. We intend that the proxy holders named in the accompanying proxy card will vote properly returned proxies to elect the ten nominees listed below as directors, unless the authority to vote is withheld. Although we expect that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.

The names of the nominees for election to the Board, their principal occupations and certain other information follow:

Ralph G. Quinsey	Age 60

Mr. Quinsey has served as Chairman of the Board of Qorvo since January 2015. He was the President and Chief Executive Officer and a director of TriQuint Semiconductor, Inc. (“TriQuint”) from 2002 until TriQuint’s combination with RF Micro Devices, Inc. (“RFMD”) in a merger of equals to form Qorvo, effective January 1, 2015 (the “Business Combination”). From September 1999 to January 2002, Mr. Quinsey was Vice President and General Manager of the Analog Division of ON Semiconductor, a manufacturer of semiconductors for a wide array of applications. From 1979 to September 1999, Mr. Quinsey held various positions at Motorola, a manufacturer of semiconductors and communications equipment, including Vice President and General Manager of the RF/IF Circuits Division, which developed both silicon and GaAs technologies for wireless phone applications. As the former Chief Executive Officer of TriQuint, Mr. Quinsey brings to the Board his deep institutional knowledge regarding our company, with an exceptional understanding of our company’s strengths, challenges and opportunities. Additionally, Mr. Quinsey has significant experience leading a public company through various phases of growth and brings to the Board his extensive knowledge of and breadth of experience with our business resulting from over 35 years in the semiconductor industry. Mr. Quinsey’s strong leadership skills and unique perspective as the long-time leader of TriQuint make him a tremendous asset to the Board.

Robert A. Bruggeworth	Age 55
Mr. Bruggeworth has served as our President and Chief Executive Officer and as a director since Qorvo’s incorporation in December 2013 in anticipation of the Business Combination. Prior to the Business Combination, he was RFMD’s President from June 2002 until January 2015 and the Chief Executive Officer and a director of RFMD from January 2003 until January 2015. He served as the Vice President of Wireless Products for RFMD from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was previously employed at AMP Inc. (now TE Connectivity LTD), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc., most recently as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong. Mr. Bruggeworth is a member of the board of directors of Mine Safety Appliances Company, a publicly traded global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. As President and Chief Executive Officer, Mr. Bruggeworth understands our business and the challenges and issues that we face and brings to the Board strong leadership skills and substantial global business experience. Mr. Bruggeworth also has over 30 years of experience with respect to manufacturing, marketing and material sourcing for semiconductors and other electronic products.

Daniel A. DiLeo	Age 68
Mr. DiLeo has served on the Board of Directors since January 2015. From 2002 until 2015, he served as a director of RFMD. He is currently the principal of Daniel DiLeo, LLC, a consulting firm that he founded in March 2002. Mr. DiLeo was an Executive Vice President of Agere Systems Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to April 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to March 2001, Vice President from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. He currently sits on the board of and/or advises several private semiconductor device companies in the U.S. Mr. DiLeo brings to the Board and its committees over 37 years of experience in the semiconductor industry, including specific expertise in device design, development, manufacturing and marketing. In addition, Mr. DiLeo has extensive knowledge of global markets, capital projects and strategic development.

Jeffery R. Gardner	Age 56
Mr. Gardner has served on the Board of Directors since January 2015. From 2004 until 2015, he served as a director of RFMD. Since September 2015, Mr. Gardner has served as President and CEO of Monitronics International, Inc., one of the largest home security monitoring companies in the U.S. and a wholly-owned subsidiary of publicly-traded Ascent Capital Group, Inc. From 2005 until December 2014, Mr. Gardner was President and Chief Executive Officer of Windstream Corporation, a leading provider of advanced network communications and technology solutions, including cloud computing and managed services. Mr. Gardner also served as a director of Windstream from 2005 until February 2015. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of ALLTEL. From August 1998 to January 2000, he was the Senior Vice President of Finance and Treasurer of ALLTEL. Since January 2015, Mr. Gardner has served as a member of the board of directors of CalAmp Corp., a publicly-traded company that is a leading provider of wireless communications solutions for a broad array of applications to customers globally. He is currently a National Association of Corporate Directors (NACD) Leadership Fellow, having completed the NACD’s program for corporate directors. Mr. Gardner is a former member of the Business Roundtable, an association of chief executive officers of leading U.S. companies. He also served as Chairman of the United States Telecom Association, a telecommunications trade association. Mr. Gardner has been in the communications industry since 1986. Mr. Gardner brings to the Board and its committees valuable industry insight, including extensive knowledge regarding the requirements of downstream customers, resulting from his experience as a former CEO and CFO of public companies in the wireless telecommunications industry. Additionally, Mr. Gardner has specific expertise in the areas of strategic development, finance, financial reporting and accounting and internal controls.

Charles Scott Gibson	Age 64
Mr. Gibson has served on the Board of Directors since January 2015. From 1992 until 2015, he served as a director of TriQuint. He is currently the Chairman of Gibson Enterprises, a board service firm that he founded in 1983, and serves as a director of a number of high technology companies and not-for-profit organizations. In 1983, he co-founded Sequent Computer Systems Inc., a computer systems company, and served as its CFO and Senior VP Operations from 1983 to 1984, its President from January 1988 to March 1992 and its Co-CEO from 1990 to March 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as General Manager, Memory Components Operations. He currently serves on the board of directors of RadiSys Corporation, an embedded solutions company for the communications industry, Pixelworks, Inc., a fabless semiconductor company and Northwest Natural Company, a natural gas distribution company. Mr. Gibson serves on the Board of Trustees of St. Johns Medical Center and the Community Foundation of Jackson Hole. Mr. Gibson brings to the Board and its committees over 20 years of experience serving as a director of technology companies, including companies operating in the semiconductor industry. He also has extensive financial expertise and executive leadership experience.

John R. Harding	Age 61
Mr. Harding has served on the Board of Directors since January 2015. From 2006 until 2015, he served as a director of RFMD. Mr. Harding co-founded and is President and Chief Executive Officer of eSilicon Corporation, a privately held company that designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Before starting eSilicon Corporation in May 2000, Mr. Harding served as President, Chief Executive Officer and director of publicly-traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding held a variety of senior management positions at Zycad Corporation, and his career also includes positions with TXL and IBM Corporation. From 2012 to 2016, Mr. Harding served on the board of directors of Advanced Micro Devices, Inc. Mr. Harding has also held leadership roles at Drew University and Indiana University, where he was Vice Chairman of the Board of Trustees and a member of the School of Public and Environmental Affairs Advisory Board, respectively. In addition, Mr. Harding has served as a member of the Steering Committee at the U.S. Council on Competitiveness and was a former National Academies Committee member for Software, Growth and Future of the U.S. Economy. Since 2010, Mr. Harding has served as the value chain producer director to the board of directors of the Global Semiconductor Alliance. Mr. Harding is a frequent international speaker on the topics of innovation, entrepreneurship and semiconductor trends and policies. Mr. Harding brings to the Board and its committees a deep understanding of the challenges and issues facing semiconductor companies gained from his experience as Chairman and CEO of eSilicon Corporation. Additionally, Mr. Harding has substantial operational experience, business acumen and expertise in corporate strategy development.

David H. Y. Ho	Age 57
Mr. Ho has served on the Board of Directors since January 2015. From 2010 until 2015, he served as a director of TriQuint. Mr. Ho is Chairman and Founder of Kiina Investment Ltd., a venture capital firm that invests in start-up companies in the technology, media and telecommunications industries. Additionally, Mr. Ho serves as a senior advisor for Permira Advisors LLC, a private equity buyout fund. Mr. Ho previously served as Chairman of Greater China for Nokia Siemens Networks, President of Greater China for Nokia Corporation and Senior Vice President of the Nokia Networks Business Group. He has also held senior leadership roles with Nortel Networks and Motorola in China and Canada. Mr. Ho currently serves as a member of the board of Pentair plc (since 2007) and Air Products and Chemicals, Inc. (since 2013) in the United States and China COSCO Shipping Corporation (since 2016, and of China Ocean Shipping Company, which merged with China Shipping to become China COSCO Shipping Corporation, since 2012), the world’s largest shipping conglomerate and a Chinese state-owned enterprise; and China Mobile Communications Corporation (since 2016), the world’s largest mobile communications carrier and a Chinese state-owned enterprise. Mr. Ho previously was a director of Dong Fang Electric Corporation from 2009 through 2015, 3Com Corporation from 2008 through 2010, Owens-Illinois Inc. from 2008 to 2012 and Sinosteel Corporation from 2008 until 2012. Mr. Ho brings to the Board and its committees extensive experience and business knowledge of global markets in diversified industries, with a strong track record in establishing and building mobile handset and infrastructure businesses in China. He also has significant management expertise in operations, mergers, acquisitions and joint ventures in Asia.

Roderick D. Nelson	Age 56
Mr. Nelson has served on the Board of Directors since January 2015. From 2012 until 2015, he served as a director of TriQuint. Mr. Nelson currently serves as the Chief Technology Officer for Globetouch, Inc., a privately held global provider of 3G and LTE mobile broadband services for connected devices and Internet of Things (IoT) applications. Since 2009, he has been the co-founder and principal of Tritech Sales and Services, LLC, a strategic product, business development and sales function consulting firm. He served as Executive Vice President and Chief Technology Officer of AT&T Wireless Services, where he led the Technology Development Group responsible for the development and deployment of the first 3G networks in the U.S. During his career, Mr. Nelson has worked closely with both national and international regulators and standards bodies on the creation of 3G specifications and standards. Mr. Nelson holds numerous patents covering broad and fundamental aspects of wireless communications. Mr. Nelson brings to the Board and its committees his substantial experience in the wireless communications industry, including his extensive knowledge regarding the requirements of downstream customers. He also has significant technical expertise, such as his 3G standards development experience, and a deep understanding of the regulatory environment applicable to our business.

Dr. Walden C. Rhines	Age 69
Dr. Rhines has served on the Board of Directors since January 2015. From 1995 until 2015, he served as a director of TriQuint. He has been the Chief Executive Officer of Mentor Graphics Corporation, an electronic design automation company, since 1993 and chairman of its board of directors since 2000. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments, a semiconductor manufacturer, with his most recent position as the Executive Vice President of its Semiconductor Group with responsibility for directing its worldwide semiconductor business. Dr. Rhines also served as a director of Cirrus Logic, Inc., a semiconductor company, from 1995 to 2009, is a member of the board of Electronic Design Automation Consortium, a trade association for electronic design companies, and serves on the boards of Semiconductor Research Corporation, a technology research consortium, and GlobalLogic, a private product development services company. Dr. Rhines brings to the Board and its committees over 40 years of experience in the semiconductor industry, including substantial operating experience and management expertise as a chief executive officer of a publicly-traded technology company. He also brings strong leadership skills and a significant understanding of international markets.

Walter H. Wilkinson, Jr.	Age 70
Mr. Wilkinson has served on the Board of Directors, as Lead Independent Director, since January 2015. From 1992 until 2015, he served as a director of RFMD, including as the Chairman of the Board from 2008 until 2015. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980, and a founding investor in RFMD. He currently serves on the boards of directors of Gladstone Capital Corporation and its affiliates, Gladstone Commercial Corporation, Gladstone Investment Corporation and Gladstone Land Corporation. He most recently served on the board of the N.C. State University Foundation and has previously served on the boards of other universities and related organizations. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. He is Founding Chairman of the Carolinas Chapter of the NACD, where he served as a director until December 2015, and is an NACD Leadership Fellow, having completed the NACD’s program for corporate directors. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private. Mr. Wilkinson brings to the Board and its committees strong leadership skills and a unique perspective gained from over 40 years of venture capital experience. He also understands the challenges of leading both private and public companies through changing economic conditions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines, the Board of Directors must consist of a majority of independent directors. The Board has determined that Messrs. DiLeo, Gardner, Gibson, Harding, Ho, Nelson and Wilkinson and Dr. Rhines each satisfy the definition of “independent director” under these Nasdaq listing standards. The Board, in concert with its Governance and Nominating Committee, performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Qorvo. In making these determinations, the Board reviewed the information provided by the directors and Qorvo with regard to each director’s business and personal activities as they may relate to Qorvo and its management.

Corporate Governance Guidelines

Effective January 2015, and as most recently amended in May 2016, the Board implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education, stock ownership guidelines, “withheld vote” policy, prohibitions on pledging and hedging of our securities and other matters. These Corporate Governance Guidelines are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com. A stockholder may request a copy of the Corporate Governance Guidelines by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

Board Leadership Structure

As described in the Corporate Governance Guidelines, the Board has a general policy that the roles of Chairman of the Board and Chief Executive Officer should be separated and that the independent directors should be led by a Lead Independent Director, who shall be the Chairman of the Board unless the Chairman is not independent. The Board believes this separation of roles promotes communication between the Board, the Chief Executive Officer and other senior management and enhances the Board’s oversight of management.

We believe our leadership structure provides increased accountability of our Chief Executive Officer to the Board and encourages balanced decision-making. We also separate the Chairman and Chief Executive Officer roles in recognition of the differences in the roles. While the Chief Executive Officer is responsible for day-to-day leadership of Qorvo and the setting of strategic direction, the Chairman of the Board provides guidance to the Chief Executive Officer and coordinates and manages the operation of the Board and its committees. Since January 1, 2015, non-employee director Ralph G. Quinsey has held the position of Chairman of the Board.

The duties of the Chairman of the Board include presiding at meetings of the Board, establishing, with the Chief Executive Officer, the agenda for each Board meeting and exercising such other powers and performing other duties as may from time to time be assigned to him by the Board.

Although Mr. Quinsey never has been an officer or employee of Qorvo, Mr. Quinsey is not considered an independent director under Nasdaq rules because he previously served as the Chief Executive Officer of TriQuint until the closing of the Business Combination. Accordingly, non-employee independent director Walter H. Wilkinson, Jr. has served as the Lead Independent Director of the Board since January 1, 2015. As the Lead Independent Director, Mr. Wilkinson is responsible for coordinating the activities of the independent directors, including, among other things: (a) determining appropriate schedules of and agendas for Board and committee meetings; (b) advising the Board as to the quality, quantity and timeliness of the flow of information that is necessary for the independent directors to effectively and responsibly perform their duties; and (c) coordinating, developing the agenda for and moderating executive sessions of the independent directors. The Board believes our current leadership structure with a non-employee Chairman of the Board is appropriate for Qorvo and provides many advantages for the effective operation of the Board. Additionally, the Board believes that the Lead Independent Director plays an important role in assisting the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Qorvo.

Risk Oversight

The Board, acting through itself or one or more of its committees, has general oversight responsibility for corporate risk management, including oversight of management’s implementation and application of risk management policies, practices and procedures. The Board directly oversees strategic risks such as those relating to competitive dynamics, market trends and developments and changes in macroeconomic conditions. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing material risk exposures. Our senior management typically reports to the Board or one of its committees on key enterprise risk topics, including disaster recovery, network security, quality assurance, global operations and financial risks. The Board and its committees receive these reports at regularly scheduled Board and committee meetings and through telephone briefings and other communications from management when potentially significant risks develop. Members of the Board use these communications with management to discuss and develop a shared understanding of the potential severity of these risks and management’s strategies for addressing these risks. In addition, the Board evaluates our strategic goals and objectives to determine how they may be affected by particular risk exposures.

The Board also exercises a risk oversight role through certain of its committees. Specifically, the Audit Committee discusses certain material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks or exposures and how management has attempted to minimize Qorvo’s risk. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. Particular areas of focus by the Audit Committee include risks associated with material litigation, taxes, foreign exchange, liquidity, investments, global operations and information technology security. As part of its oversight role, this committee reviews global insurance coverage to mitigate risk, oversees Qorvo’s investment policy and works with management to develop policies and practices to mitigate risks in its areas of focus, including information technology, fraud and anti-corruption.

The Compensation Committee makes a determination regarding risks associated with our compensation policies and practices, and specifically evaluates risks associated with equity overhang and regulatory and other legal risks in regard to equity and retirement plans.

The Governance and Nominating Committee performs risk oversight in the areas of management succession and corporate governance. This includes adoption and administration of our Code of Business Conduct and Ethics, development of succession plans for our Chief Executive Officer and other senior management positions and serving as the Board’s primary independent decision-making authority for assessing and resolving matters, such as potential conflicts of interest, that fall within the broader category of corporate governance.

Each of the above committees reports to the full Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, and other committees, to monitor our exposure and evaluate the mitigation of risk.

Risk Oversight in Compensation Programs

We have assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The risk assessment process included a review of program policies and practices, focusing on programs with variable compensation provisions and identifying the risks related to the programs. The Compensation Committee determined that our compensation programs encourage our employees to take appropriate risk in the performance of our business, but do not encourage excessive risk. We encourage our employees to make decisions that should result in positive short-term and long-term results for our business and our stockholders without providing an incentive for unnecessary risk. The Compensation Committee will continue to monitor our compensation programs on an ongoing basis to ensure that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Code of Ethics

Effective January 2015, and as most recently amended in May 2016, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining our commitment to high ethical standards. The Code of Business Conduct and Ethics applies to employees, officers, directors, agents and designated representatives of Qorvo and our subsidiaries.

A copy of the code is available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com or may be obtained by contacting the Investor Relations Department at the address set forth above. In the event that we amend one or more of the provisions of our code that requires disclosure under applicable law, SEC rules or Nasdaq listing standards, we intend to disclose such amendment on our website. Any waiver of the code with respect to any executive officer or director of Qorvo must be approved by the Board and will be promptly disclosed, along with the reasons for the waiver, as required by applicable law or Nasdaq rules.

Committees and Meetings

The Board maintains four standing committees: the Audit Committee; the Compensation Committee; the Governance and Nominating Committee; and the Corporate Development Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com and may also be obtained by contacting the Investor Relations Department at the address set forth above.

Each of the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Corporate Development Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by the applicable committee charter and, where applicable, Nasdaq listing standards and SEC rules and regulations. Each of the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee and the Compensation Committee, under the independence requirements established by the SEC. A majority of the members of the Corporate Development Committee has been determined by the Board to be independent under applicable Nasdaq listing standards. A brief description of the responsibilities of each of these committees and their current membership follows.

Committee Membership
Director	Audit	Compensation	Governance and Nominating	Corporate Development
Ralph G. Quinsey				X
Robert A. Bruggeworth				X
Daniel A. DiLeo	X			C
Jeffery R. Gardner	C		X
Charles Scott Gibson	X		X
John R. Harding		X		X
David H. Y. Ho		X		X
Roderick D. Nelson	X			X
Dr. Walden C. Rhines		C	X
Walter H. Wilkinson, Jr.		X	C
C = Committee Chairman

Audit Committee

The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee operates under a written charter adopted in January 2015. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the Audit Committee; (b) establishing policies and procedures for the review and pre-approval by the Committee of, and approving or pre-approving, all auditing services and permissible non-audit services to be performed by the independent registered public accounting firm, and any non-audit services to be performed by any other accounting firm; (c) periodically reviewing major issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles; (d) approving the report of the Audit Committee required by SEC rules to be included in our proxy statement; (e) discussing with management policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures; and (f) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by Qorvo regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Messrs. DiLeo, Gardner (Chairman), Gibson and Nelson, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Messrs. Gardner and Gibson each satisfy this definition. See “Report of the Audit Committee,” below.

Compensation Committee

The Compensation Committee operates under a written charter adopted in January 2015, as most recently amended in May 2015. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of our officers and employees and administration of our stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to, among other things: (a) evaluate and set the compensation of our officers, including our Chief Executive Officer, in accordance with our compensation philosophy; (b) prepare the Compensation Committee report that SEC rules require to be included in our Annual Report on Form 10-K (or timely filed proxy statement); (c) evaluate and make recommendations to the Board concerning compensation of directors; (d) periodically review, and modify if necessary, our philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management our Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in our Annual Report on Form 10-K (or timely filed proxy statement); (f) make the determination required under SEC rules regarding risks associated with our compensation policies and practices; (g) oversee our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes; (h) retain (or obtain the advice of) and terminate a compensation consultant, independent legal counsel or other adviser to assist the Committee with the discharge of its duties under the charter, after taking into consideration factors and criteria required by applicable law; and (i) discharge certain other responsibilities generally relating to the administration of our incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation matter on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.

The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by our executive officers in assisting with establishing compensation, is discussed below under “Executive Compensation – Compensation Discussion and Analysis.”

The Board has the discretion to delegate certain areas of authority that are reserved to the Board or the Compensation Committee under our equity compensation plans. The Board has delegated to the Chief Executive Officer, in his capacity as a member of the Board, the authority to grant equity awards: (a) generally to new or promoted Company employees provided that such employees are not directors or executive officers; and (b) to Company employees to reward and recognize outstanding engineering performance and other technical achievements. Pursuant to these delegations, no equity awards may be granted to persons who report directly to the Chief Executive Officer, are subject to Section 16 under the Exchange Act, or are deemed to be covered employees under Section 162(m) of the Code. Additionally, these delegations are subject to predetermined limits per individual and in the aggregate, as established by the Board, and are subject to all terms and conditions of the applicable plan. The Chief Executive Officer is required to report all grants made under these delegations to the Compensation Committee at its next regularly scheduled meeting following such grants.

To assist the Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2016, the Compensation Committee engaged an independent compensation consulting firm, Compensia, Inc., which we refer to as Compensia. Compensia was instructed to analyze and provide recommendations on non-employee director compensation, and provide input on executive officer total cash compensation and our short- and long-term incentive plans. Additionally, the Committee has engaged Compensia for advice regarding executive compensation performance metrics for fiscal 2017. For a more detailed discussion of the nature and scope of the role of Compensia, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Decision-Making Processes – Role of the Compensation Consultant,” below.

The current members of the Compensation Committee are Mr. Harding, Mr. Ho, Dr. Rhines (Chairman) and Mr. Wilkinson, none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards, SEC requirements and requirements of Section 162(m) of the Code. See “Executive Compensation – Compensation Discussion and Analysis,” below for details of the processes and procedures involved in setting executive compensation.

Governance and Nominating Committee

The Governance and Nominating Committee operates under a written charter adopted in January 2015. The Governance and Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board and committee members and to recommend to the Board the director nominees; (b) develop and recommend to the Board the policies and guidelines relating to, and generally overseeing matters of, corporate governance and conflicts of interest; (c) lead the Board in its annual review of the performance of the Board and its committees; and (d) carry out the duties and responsibilities delegated by the Board relating to any matters required by the federal securities laws. The current members of the Governance and Nominating Committee are Mr. Gardner, Mr. Gibson, Dr. Rhines and Mr. Wilkinson (Chairman), none of whom is an employee of Qorvo and each of whom is independent under existing Nasdaq listing standards. For information regarding stockholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2017 Annual Meeting,” below.

Corporate Development Committee

The Corporate Development Committee operates under a written charter adopted in January 2015 as most recently amended in March 2015. The Corporate Development Committee is appointed by the Board to (a) assist the Board in fulfilling its responsibilities for overseeing and facilitating the development, implementation and monitoring of our business strategies and plans; and (b) exercise the Board’s authority with respect to the review, evaluation and approval of certain strategic transactions, subject to the limitations and requirements of applicable law and our governance documents. The current members of the Corporate Development Committee are Messrs. Bruggeworth, DiLeo (Chairman), Harding, Ho, Nelson and Quinsey. Messrs. DiLeo, Harding, Ho and Nelson are not employees of Qorvo and are each independent under existing Nasdaq listing standards.

Meeting Attendance

Under our Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of stockholders. All of our directors attended the 2015 annual meeting of stockholders. All incumbent directors attended at least 75% of the aggregate of the Board meetings and assigned committee meetings held during the fiscal year ended April 2, 2016. During fiscal 2016, the Board held five in-person meetings and two telephonic meetings, the Audit Committee held four in-person meetings and five telephonic meetings, the Compensation Committee held four in-person meetings and two telephonic meetings, the Governance and Nominating Committee held four in-person meetings and the Corporate Development Committee held four in-person meetings.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Governance and Nominating Committee or the Lead Independent Director presides at each executive session, unless the independent directors determine otherwise. During fiscal 2016, Mr. Wilkinson presided as Lead Independent Director at the executive sessions. During fiscal 2016, the independent directors met in executive session at all of the regularly scheduled Board meetings.

Procedures for Director Nominations

Criteria for Director Nominees

In accordance with our Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad and diverse range of skills, industry and other knowledge and expertise, and business and other experience useful for the effective oversight of our business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:

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having substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of Qorvo; and

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being free from any conflict of interest that would violate any applicable law or regulation or having any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.

We also consider the following criteria, among others, in our selection of directors:

●	economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of our business;

●	integrity, demonstrated sound business judgment and high moral and ethical character;

●	diversity of viewpoints, backgrounds, experiences and other demographics;

●	business or other relevant professional experience;

●	capacity and desire to represent the balanced, best interests of Qorvo and its stockholders as a whole and not primarily a special interest group or constituency;

●	ability and willingness to devote time to the affairs and success of Qorvo and to fulfill the responsibilities of a director; and

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the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of Qorvo.

The Governance and Nominating Committee is authorized to develop and review on a periodic basis policies regarding Board size, composition and member qualification.

The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to Qorvo, including those submitted by Board members, stockholders and third parties. All candidates, including those submitted by stockholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies, with primary emphasis on the criteria set forth in the Corporate Governance Guidelines.

The Governance and Nominating Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates. In connection with the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), the Board has directed the Governance and Nominating Committee to take meaningful steps, including the engagement of a professional search firm, to seek to identify one or more potential qualified female nominees for inclusion on the slate of nominees that will be proposed for election at the 2017 Annual Meeting.

Stockholder Nominees for Director

As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with applicable SEC requirements, our bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. Under our bylaws, nominations of persons for election to the Board may be made at an annual meeting of stockholders by any Qorvo stockholder who: (a) was a stockholder of record at the time of giving of notice provided for in our bylaws and at the time of the annual meeting; (b) is entitled to vote at the meeting and (c) provides timely notice and otherwise complies with the procedures set forth in our bylaws.

No candidates for director nominations were submitted to the Governance and Nominating Committee by any stockholder in connection with the annual meeting. Any stockholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2017 Annual Meeting must do so in accordance with our bylaws and policies. See “Proposals for 2017 Annual Meeting,” below.

Advance Notice Provisions

To be timely, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must be delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting, or by the 10th day following the notice date for such meeting if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting.

To be in proper form, a stockholder’s notice pursuant to the advance notice provisions of our bylaws must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

●	the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;

●	the number of shares of our common stock that are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner;

●	any derivative instruments with respect to our common stock directly or indirectly owned beneficially by such stockholder;

●	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any of our securities;

●	any short interest in any of our securities;

●	any rights to dividends on the shares of our common stock owned beneficially by such stockholder that are separated or separable from the underlying shares of our common stock;

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any proportionate interest in shares of our common stock or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

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any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or derivative instruments, if any, as of the date of such notice; and

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any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made pursuant to applicable federal securities laws.

The stockholder’s notice must also set forth, as to each nominee whom the stockholder proposes to nominate for election to the Board, together with a completed and signed questionnaire, representation and agreement from such person:

●	all information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made pursuant to applicable federal securities laws; and

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a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand.

Proxy Access Provisions

In May 2016, the Board amended and restated our bylaws to adopt proxy access provisions pursuant to which, beginning with the 2017 Annual Meeting, a stockholder, or a group of up to 20 stockholders, that has owned at least 3% of our outstanding voting shares continuously for at least three years can nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors then in office, provided that the stockholder(s) and the stockholder nominee(s) satisfy the requirements specified in the bylaws. Such requirements include the timely delivery of a stockholder’s notice.

To be timely, a stockholder’s notice pursuant to the proxy access provisions must be delivered to our Secretary at our principal executive offices not later than the close of business on the 120th day before the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting and not later than the close of business on the 150th day before such anniversary; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, the notice must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the 120th day prior to such annual meeting, or the notice must be delivered by the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper form, a stockholder’s notice pursuant to the proxy access provisions must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

●	the information required in a stockholder’s notice pursuant to the advance notice provisions of our bylaws;

●	a copy of the Schedule 14N that has been or concurrently is filed with the SEC as required by Rule 14a-18 under the Exchange Act;

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the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N if the relationship existed on the date of submission of the Schedule 14N;

●

a statement of the stockholder (a) setting forth and certifying to the number of shares of the Company the stockholder owns and has owned continuously for at least three years as of the date of the notice and (b) agreeing to continue to own such shares through the annual meeting; and

●	the written agreement of the stockholder setting forth certain additional agreements, representations and warranties specified in the bylaws.

Stockholder Communications with Directors

Any stockholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o Qorvo’s Secretary, Jeffrey C. Howland, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Pre-Approval Policies and Procedures

The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount, for each identified service that may be provided by the independent registered public accounting firm. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee. The Audit Committee has authorized management to engage accounting firms other than KPMG LLP to perform certain audit-related, tax and other non-audit services, as set forth in the policy, provided that the fees do not exceed $250,000 per year for each separate engagement, project or assignment. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve, in between meetings of the Audit Committee, certain audit, audit-related, tax and other permissible non-audit services to be provided by KPMG LLP in an amount not to exceed $50,000. Additionally, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve, in between meetings of the Audit Committee, certain audit-related, tax and other permissible non-audit services to be provided by any accounting firm other than KPMG LLP in an amount in excess of $250,000 for each separate engagement, project or assignment, but not to exceed $500,000 per year for each separate engagement, project or assignment. Any such approval by the Chairman must be reported to the Audit Committee at its next meeting following the approval.

Procedures for Reporting Complaints about Accounting and Auditing Matters

The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of Jeffrey C. Howland, our Compliance Officer, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@qorvo.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chairman of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Compliance Officer by calling Qorvo’s toll-free Ethics and Compliance hotline at (800) 481-7088, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chairman of the Audit Committee labeled “Confidential: To be opened by the Chairman of the Audit Committee only.” Employees may also raise concerns via Qorvo’s Ethics and Compliance website at http://qorvo.ethicspoint.com.

Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer (or Chairman of the Audit Committee, as the case may be) will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third-party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chairman of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chairman of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time but in no event for less than five years.

The Procedures for Reporting Complaints about Accounting and Auditing Matters (or the Whistleblower Policy) are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.qorvo.com or may be obtained by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Dr. Rhines (Chairman) and Messrs. Harding, Ho and Wilkinson. None of the current members of the Compensation Committee has ever served as an officer or employee of Qorvo or had any relationship during the year ended April 2, 2016 that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Qorvo’s common stock as of June 10, 2016 (unless otherwise indicated) by (a) each person known by Qorvo to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director and nominee for director, (c) the Named Executive Officers, and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 10, 2016, and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of June 10, 2016, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of all listed stockholders is c/o Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. None of our directors or executive officers has pledged our common stock.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Class
FMR LLC (1)	20,350,649	15.92%
Capital Research Global Investors (2)	18,317,530	14.33%
The Vanguard Group (3)	11,988,280	9.38%
BlackRock, Inc.(4)	9,030,820	7.07%
Ralph G. Quinsey (5)	752,961	*
Steven J. Buhaly (6)	238,636	*
Robert A. Bruggeworth (7)	234,698	*
Steven E. Creviston (8)	137,472	*
Walden C. Rhines (9)	75,800	*
Daniel A. DiLeo (10)	65,750	*
Walter H. Wilkinson, Jr. (11)	62,148	*
James L. Klein (12)	47,949	*
Jeffery R. Gardner (13)	36,824	*
Roderick D. Nelson (14)	21,983	*
Jack R. Harding (15)	20,350	*
David H. Y. Ho (16)	10,660	*
Gina B. Harrison	8,247	*
Charles S. Gibson	2,472	*
Directors and executive officers as a group (14 persons) (17)	1,477,314	1.14%

*	Indicates less than one percent

(1)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC (“Fidelity”) reporting the sole power to vote or direct the vote of 140,393 shares, and sole power to dispose or direct the disposition of 20,350,649 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Qorvo common stock. No one person’s interest in such Qorvo common stock is more than 5% of the total outstanding common shares. The address of Fidelity is 245 Summer Street, Boston, MA 02210.

(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 16, 2016 by Capital Research Global Investors (“Capital Investors”) reporting the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 18,317,530 shares. The address of Capital Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (“Vanguard”) reporting the sole power to vote or direct the vote of 266,252 shares, sole power to dispose or direct the disposition of 11,703,403 shares, shared power to vote or direct the vote of 14,500 shares and shared power to dispose or direct the disposition of 284,877 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon information set forth in a Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. (“BlackRock”) reporting the sole power to vote or direct the vote of 7,757,685 shares and the sole power to dispose and to direct the disposition of 9,030,820 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Qorvo common stock. No one person’s interest in such Qorvo common stock is more than 5% of the total outstanding common shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)	Includes 668,784 shares of common stock issuable upon exercise of stock options.

(6)	Includes 170,525 shares of common stock issuable upon exercise of stock options. Mr. Buhaly retired as our Chief Financial Officer effective June 6, 2016.

(7)	Includes 101,929 shares of common stock issuable upon exercise of stock options.

(8)	Includes 68,161 shares of common stock issuable upon exercise of stock options.

(9)	Includes 55,912 shares of common stock issuable upon exercise of stock options.

(10)	Includes 50,550 shares of common stock issuable upon exercise of stock options.

(11)	Includes 28,425 shares of common stock issuable upon exercise of stock options.

(12)	Includes 35,857 shares of common stock issuable upon exercise of stock options.

(13)	Includes 8,400 shares of common stock issuable upon exercise of stock options.

(14)	Includes 17,796 shares of common stock issuable upon exercise of stock options.

(15)	Includes 20,350 shares of common stock issuable upon exercise of stock options.

(16)	Includes 10,660 shares of common stock issuable upon exercise of stock options.

(17)	Includes 1,066,824 shares of common stock issuable upon exercise of stock options.

EXECUTIVE OFFICERS

Qorvo’s current executive officers are as follows:

Name	Age	Title
Robert A. Bruggeworth	55	President and Chief Executive Officer
Mark J. Murphy (1)	48	Chief Financial Officer
Steven E. Creviston	52	Corporate Vice President and President of Mobile Products
James L. Klein	51	Corporate Vice President and President of Infrastructure & Defense Products
Gina B. Harrison	48	Vice President and Corporate Controller

(1)	Steven J. Buhaly served as our Chief Financial Officer at all times during fiscal 2016 and until the effectiveness of Mr. Murphy’s appointment on June 6, 2016. Mr. Buhaly will remain with the Company in an advisory capacity until July 31, 2016.

Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above.

Mark J. Murphy has served as Chief Financial Officer of Qorvo since June 6, 2016. From October 2014 through February 2016, Mr. Murphy served as Executive Vice President and Chief Financial Officer of Delphi Automotive PLC, a high-technology company that integrates solutions for the automotive sector, where he was responsible for all finance functions. Previously, Mr. Murphy served as an executive at Praxair, Inc., a global industrial gas supplier. He joined Praxair in 2000 in the treasury department and was named Finance Director of Praxair Electronics in 2002 and Managing Director of Electronic Components Services in 2005. The following year, he became Vice President of Finance for Praxair Asia, based in Shanghai. He was named President of Praxair Electronics in 2008, with global responsibility for products and technologies supplied to the semiconductor, flat-panel display, LED and photovoltaic industries. In 2010, he was appointed Vice President and Controller of Praxair. In 2011, Mr. Murphy joined MEMC Electronic Materials, Inc., an electronics materials producer and solar energy project developer, as Senior Vice President and Chief Financial Officer. Mr. Murphy resigned from MEMC to rejoin Praxair as President of its Surface Technologies and Electronics Materials business in 2012 and concluded his service at Praxair as President of the U.S. Industrial Gases business, Praxair’s largest division.

Steven E. Creviston has served as Corporate Vice President and President of Mobile Products since January 2015. Prior to the Business Combination, he was Corporate Vice President and President of Cellular Products Group, or CPG, for RFMD from August 2007 to January 2015. From May 2002 to August 2007, he served as Corporate Vice President of CPG, which was known as Wireless Products until 2004, for RFMD. Prior to 2002, he held various positions of increasing responsibilities at RFMD.

James L. Klein has served as Corporate Vice President and President of Infrastructure & Defense Products since January 2015. Mr. Klein joined Qorvo with more than 20 years of experience in the RF industry. Prior to the Business Combination, Mr. Klein was Vice President and General Manager of Infrastructure & Defense Products for TriQuint from September 2012 until January 2015 and he was Vice President Defense Products and Foundry Services from July 2011 until September 2012. Prior to joining TriQuint, Mr. Klein spent 13 years with Raytheon Space and Airborne Systems, most recently as the General Manager of the Advanced Products Center at Raytheon Space and Airborne Systems division where he was responsible for the design and manufacturing of advanced RF and microwave subsystems and components. Prior to Raytheon, Mr. Klein held positions with Texas Instruments where he focused on MMIC and Transmit/Receive module engineering.

Gina B. Harrison has served as Vice President and Corporate Controller since November 2015. She is a certified public accountant with 25 years of progressive leadership experience in corporate and public accounting. She joined RFMD in 2000 and held roles of increasing responsibility in financial reporting through March 2005. She served as RFMD’s Director of Financial Reporting and Sarbanes-Oxley Compliance from April 2005 to December 2014, and served in that same role at Qorvo from January 2015 to October 2015. Prior to joining RFMD, Ms. Harrison held financial and accounting positions at Sara Lee Hosiery from 1992 to 2000 and at Price Waterhouse from 1990 to 1992.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Compensation Program Highlights

It is Qorvo’s policy to ensure that the total compensation of each of our Chief Executive Officer, our Chief Financial Officer during fiscal 2016 and our three other executive officers, to whom we refer to collectively as the Named Executive Officers, reflects individual performance and rewards strong operating performance in the near term and completion of key initiatives that drive profitability and stockholder value in the longer term. As part of this policy, we provide both cash and equity-based compensation to our Named Executive Officers as follows:

●

Cash compensation. Cash compensation consists of base salary and cash bonuses, and is intended to account for approximately 35% of each Named Executive Officer’s total compensation. Cash bonuses are based on corporate performance relative to financial goals established by the Compensation Committee on a semi-annual basis.

●

Equity-based compensation. Equity-based compensation is also set by the Compensation Committee and consists of performance-based and service-based restricted stock units, or RSUs, and is intended to account for approximately 65% of each Named Executive Officer’s total compensation opportunity.

●

Performance-based awards. Performance-based restricted stock unit awards generally account for 60% of the total equity compensation opportunity of our Named Executive Officers. One-half of our performance-based awards is based on our total stockholder return, or TSR, over a three-year period in comparison to the TSR of a benchmark index. The other half is linked to achievement during the year of key Company projects or initiatives. Performance-based TSR awards provide both short- and medium-term incentives by directly linking our Named Executive Officers’ compensation to our creation of stockholder value in comparison to the semiconductor industry as a whole. Performance-based awards linked to the Company objectives provide both short-term incentives to complete annual business goals that we believe drive longer-term stockholder value and longer-term incentives because, once earned, they vest over time.

●

Service-based awards. Service-based restricted stock unit awards generally account for 40% of the total equity compensation opportunity of our Named Executive Officers. These awards provide important retention and medium-term and long-term incentives for our Named Executive Officers as these awards vest over a four-year period.

The following charts show the components of our Named Executive Officers’ total compensation and equity-based compensation:

We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters quick adjustment and adaptation to rapidly changing market conditions we routinely face in our industry. The focus on company rather than individual performance helps us achieve not only our short-term and long-term goals, but also aligns the interests of our management team with those of the Company as a whole and our stockholders.

We refer to comparative industry data and consider other factors to establish each Named Executive Officer’s range of cash and equity-based compensation award opportunities, and we attempt to ensure that all compensation components are tax deductible by the Company to the extent practicable. Other features of our compensation policies and practices include the following:

●	We prohibit the backdating or spring-loading of equity awards.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●	We do not provide “perquisites” to our executive officers.

●	We prohibit any hedging of our securities by our directors and employees, including our executive officers.

●	We prohibit any pledging of our securities by our directors and employees, including our executive officers.

●	We have established stock ownership guidelines for our directors and our executive officers.

●	We impose “clawback” restrictions in our senior officer equity awards in the event of certain prohibited conduct.

●	We set aggregate equity awards at a level at or below the median of our peer group run rate to avoid a level of stock plan overhang greater than the average of our peer group.

2016 Compensation Highlights

In 2015, our stockholders approved an advisory vote on the compensation of our Named Executive Officers for fiscal 2015, with more than 99% of the votes cast in favor of the advisory proposal. The Compensation Committee considered the results of this vote and, in light of this approval, did not make any material changes to the elements or objectives of our compensation program.

Effective as of the start of fiscal 2016, we increased base salaries for our Named Executive Officers (other than Ms. Harrison) by 5% in order to keep their base salaries competitive with those of their peers. In May 2015, we awarded performance-based RSUs and in August 2015 we awarded service-based RSUs, in each case in amounts consistent with our equity-based compensation practices summarized above. Because we achieved some or all of six specified Company performance goals (as discussed in more detail below), Messrs. Bruggeworth, Buhaly, Creviston and Klein were awarded performance-based RSUs at 110% of their targeted number of units. In addition, based on the performance of our stock in fiscal 2016 in comparison to a benchmark index, no TSR-based performance RSUs were earned for the fiscal 2016 performance period. Ms. Harrison, who was not a Named Executive Officer in our 2015 proxy statement and was later promoted to Vice President and Corporate Controller effective November 1, 2015, was not awarded performance-based RSUs for fiscal 2016.

As a result of our strong financial performance in the first six months of fiscal 2016, the Named Executive Officers received cash bonuses at 124.26% of their target percentage based on their base salary paid during this six-month performance period. During this six-month performance period, our GAAP revenue increased 16.9% to $1,382.0 million, when compared to the combined revenue of RFMD and TriQuint for the corresponding six-month period in 2014. On a GAAP basis, in the six-month performance period, we generated net income of $6.5 million, or $.04 per share, and operating income of $16.7 million. Our GAAP results reflected significant Business Combination-related accounting entries and costs. On a non-GAAP basis during this same period, gross margin was 50.6%, reflecting favorable product mix, improved yields and synergies, operating income was $382.6 million and diluted earnings per share was $2.31.

Based on our revenue and operating income in the second half of fiscal 2016 in comparison to our updated annual operating plan, we did not meet the threshold levels for a cash bonus for this six-month performance period. Accordingly, none of the Named Executive Officers or other members of management received a bonus for this six-month performance period.

Compensation Program

Compensation Program Objectives and Philosophy

The objectives of Qorvo’s compensation program are to enhance our ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure a strong element of congruity between the financial interests of the executive management team and our stockholders. We believe the competition in our industry for qualified executives, including our Named Executive Officers, is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with the compensation offered by the companies in our peer group and other competitors within our industry.

We do not establish subjective or objective goals or performance criteria based on individual performance for each Named Executive Officer or other members of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe strongly that focusing on the management team as a group and Company performance as a whole results in greater long-term success. Accordingly, we currently base all cash incentive and performance-based equity awards on the performance of our stock price or achievement of corporate financial and operational goals established by the Compensation Committee.

We believe that substantial equity ownership provides important medium- and long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of Qorvo and our stockholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of our Named Executive Officers. Additionally, our Named Executive Officers are required to own shares of our common stock in accordance with our stock ownership guidelines, as described in more detail under “Compensation Discussion and Analysis — Compensation Decision-Making Processes — Other Compensation Policies” below.

Compensation Program Design

Our compensation program is designed to meet the objectives described above and consists of cash compensation and equity awards. Cash compensation is comprised of base salary and cash bonus opportunities and generally accounts for approximately 35% of total compensation, while equity compensation is comprised of performance- and service-based restricted stock awards and generally accounts for approximately 65% of total compensation.

Approximately 60% of the total equity compensation awards are performance-based, while the balance is service-based. The performance-based awards are generally divided equally between three-year awards linked to our TSR when compared to an industry benchmark index and awards linked to the achievement of annual Company objectives, which awards, if earned, vest one-half when earned and one-half over an additional two-year period. All performance-based awards are at risk and do not contain any minimum guaranteed award.

Shortly before the end of fiscal 2016, the Compensation Committee set the base salary and cash bonus target percentages for our Named Executive Officers for fiscal 2017. The base salary levels of Messrs. Bruggeworth, Klein and Creviston and Ms. Harrison were increased for fiscal 2017 by between 3% and 4%; the base salary of Mr. Buhaly, who notified the Company in January 2016 of his intention to retire by the end of 2016, was not increased for fiscal 2017. The cash bonus target percentages for fiscal 2017 for Messrs. Klein and Creviston were increased from 80% to 90%. No changes were made to the target bonus percentages for fiscal 2017 for Messrs. Bruggeworth and Buhaly and Ms. Harrison. These compensation levels were set based both on the performance, experience and criticality to us of our Named Executive Officers and on the compensation packages for executives who have similar positions and levels of responsibility at other publicly held U.S. manufacturers of semiconductors and other relevant products. Performance-based equity awards to our Named Executive Officers and other management team members were made in May 2016 based on similar criteria.

Our qualified defined contribution 401(k) plan and nonqualified deferred compensation plan are the only retirement plans available to our employees in the United States. To complement these plans, we have made significant annual performance-based and service-based equity awards to our Named Executive Officers that have extended vesting periods or award terms. The purpose of these awards, which are discussed in more detail below, is to motivate and reward strong corporate performance and to retain valued executives. We also use equity incentive awards as a means to attract and recruit qualified executives. We believe that equity awards serve to align the interests of our Named Executive Officers with those of our stockholders by rewarding them for stock price growth. Because a significant percentage of our Named Executive Officers’ total compensation is in the form of equity awards with long-term vesting requirements and no guarantee of being earned, we believe our Named Executive Officers are motivated to take actions that will benefit the Company and our stockholders in the long term.

Compensation Decision-Making Processes

The Compensation Committee

The Compensation Committee is appointed by the Board to exercise the Board’s authority over compensation of the executive management team (including the Named Executive Officers), to make recommendations to the Board regarding compensation of our non-employee directors and to administer our stock-based and incentive compensation plans. See “Corporate Governance – Committees and Meetings – Compensation Committee,” above. The current members of the Committee are Mr. Harding, Mr. Ho, Dr. Rhines (Chairman) and Mr. Wilkinson. The Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Committee often schedules special meetings, either by telephone or in person, as necessary in order to fulfill its duties. Meeting agendas are established by the Chairman after consultation with the Vice President of Human Resources, other members of the Committee and our Chief Executive Officer.

Role of the Compensation Consultant

During fiscal 2016, the Committee again retained the independent compensation consulting firm Compensia, Inc., which we refer to as Compensia, to assist it with executive, equity and non-employee director compensation matters. The Committee selected Compensia based primarily on its principals’ depth of experience in the technology industry and its prior performance as a consultant to the Committee. During fiscal 2016, Compensia worked with the Committee to help ensure that our compensation practices were appropriate for our industry and also provided an analysis of director compensation, in each case for the Committee’s use in setting fiscal 2016 compensation. Compensia’s recommendations to the Committee generally included suggested ranges for compensation or descriptions of policies that Compensia currently considers “best practices” in our industry.

During fiscal 2016, Compensia only worked for the Committee and performed no additional services for Qorvo or any of the Named Executive Officers. The Committee Chairman approved all work performed by Compensia. During fiscal 2016, neither the Committee nor our management used the services of any other compensation consultant other than Compensia. All of the work performed by Compensia is performed at the direction of the Committee. In connection with its engagement of Compensia, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Role of Executives in Establishing Compensation

During fiscal 2016, there was a continuing dialogue among our Chief Executive Officer, other members of management (particularly the Vice President of Human Resources), Compensia and Committee members regarding compensation considerations. Each of these parties was and continues to be encouraged to propose ideas or issues for the Committee to consider and evaluate with respect to our compensation structure and philosophy.

The Committee establishes the annual base salary, bonus opportunities and equity incentive awards for our Chief Executive Officer, Mr. Bruggeworth. Mr. Bruggeworth typically recommends to the Committee the annual base salary, bonus opportunities and equity award opportunities for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval.

To assist the Committee in overseeing compensation practices, the Committee periodically requests that the Human Resources, Finance, Legal and Treasury Departments’ personnel gather and present information on compensation-related topics. Certain members of the executive management team or other employees therefore attended portions of some Committee meetings during fiscal 2016 in order to fulfill these requests. Our Vice President of Human Resources attends substantially all of the Committee’s meetings and typically serves as secretary of the meeting, but did not participate in executive sessions or any portion of any meeting where his own compensation was being determined. Our Chief Executive Officer also attended all of the Committee’s meetings during fiscal 2016, but did not participate in any portion of any meeting where his own compensation was being determined. In addition, when deemed appropriate, the Committee held a portion of certain meetings during fiscal 2016 in executive session with only Committee members and Committee advisors present.

Use of Industry Comparative Data

We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. With the help of Compensia and our Human Resources Department, the Committee has developed a peer group of companies that it will review at least annually and, if appropriate, adjust periodically. The companies included in this peer group generally have revenues ranging from one-half to two times our annual revenue and are in the semiconductor, semiconductor equipment and communications equipment businesses. The peer group is comprised such that the median revenue size of the peer group is at or close to our projected annual revenue. At the time of the development of the peer group, Qorvo was at the 55th percentile of revenues and the 36th percentile of market capitalization of these companies. The peer group used in fiscal 2016 consisted of the same 17 companies constituting the peer group used in the three-month period from January 1, 2015, the effective date of the Business Combination, through March 28, 2015, the last day of Qorvo’s first fiscal year (the “Post-Combination Period”) as follows:

Altera Corporation Atmel Corporation Cree, Inc. Fairchild Semiconductor International, Inc. Finisar Corp. Freescale Semiconductor, Ltd	International Rectifier Corporation KLA-Tencor Corporation Lam Research Corporation Linear Technology Corporation Marvell Technology Group Ltd.	Maxim Integrated Products, Inc. Microchip Technology Incorporated NVIDIA Corporation OmniVision Technologies, Inc. ON Semiconductor Corp. Skyworks Solutions, Inc.

In addition to peer group data, the Committee also considers proprietary, broader-based semiconductor industry and technology sector compensation data for comparative purposes in setting compensation levels for certain executive positions for which data is not generally publicly available.

Other Compensation Policies

With the assistance of the Committee, Compensia and the executive management team, we have developed a number of policies and practices that we relied upon during fiscal 2016 and that we expect to continue to rely upon during fiscal 2017:

●

We generally have referred to peer group data to help establish base salaries and target total cash compensation for each Named Executive Officer. When considering the peer group data to establish base salaries and bonus opportunities, we also consider each Named Executive Officer’s performance, level of responsibility in comparison to the other Named Executive Officers and internal equity and other considerations and then make adjustments we deem appropriate.

●

Cash bonus opportunities are linked to specified objective metrics for our operating performance during two six-month periods each fiscal year. As discussed in more detail below under “Elements of Compensation – Cash Incentive Opportunities,” the bonus target is expressed as a percentage of the Named Executive Officer’s base salary that is paid during the applicable performance period. The bonus program is structured so that as the level of a Named Executive Officer’s responsibility at Qorvo increases, his or her performance-based cash compensation as a percentage of his or her total cash compensation opportunity will also increase.

●

We work to ensure that a substantial amount of each Named Executive Officer’s total equity compensation is performance-based, linked either to our operating performance or our stock price performance relative to an external industry benchmark. While each individual compensation component, as well as the allocation of the cash components between base salary and the performance-based bonus opportunity, are set with reference to peer group comparables, based on recommendations of Compensia as to best practices in our industry, we have established a policy that approximately 60% of the value of each Named Executive Officer’s potential equity awards will be performance-based. See “Elements of Compensation – Performance-Based Restricted Stock Units” below for more information.

●

Targeted levels of equity awards (including both performance-based and service-based awards) for each Named Executive Officer, as is the case with cash compensation, are established after consideration of (a) peer group comparable data; (b) each officer’s base salary and cash bonus award opportunities; (c) past accomplishments and performance; (d) overall responsibilities and anticipated performance required for the upcoming fiscal year; and (e) internal equity and other considerations.

●

For performance-based equity awards, one-half are based upon our total TSR over a one-, two- and three-year period in comparison to the TSR of a benchmark semiconductor industry index, and the other half are linked to achievement during the year of key Company projects or initiatives that the Committee believes have a strong potential to impact longer-term stockholder value creation.

●

In order to support the surviving family of an executive in the event of his or her death, commencing in fiscal 2016, both performance- and service-based equity awards will be treated as earned (at target levels if applicable) and fully vested in the event of the death of the executive prior to the end of the applicable performance or vesting period. Performance-based awards will be eligible to be fully earned and vested to the extent performance goals are met in the event of death on or after the end of a performance period.

●

To encourage our executives to keep a longer-term perspective of the Company as they approach retirement and to augment retirement savings, both performance- and service-based equity awards will remain outstanding and capable of being earned and/or of vesting in accordance with their terms following an executive’s termination of employment unless the executive’s employment is terminated for cause, in which case any unearned or unvested portion of the award will be forfeited. Continuation of the award is conditioned on the departing executive’s agreement to refrain from working for another company during the remaining vesting period and compliance with severance obligations imposed by the Company in its discretion and specified non-disclosure, confidentiality and other covenants. If the individual fails to satisfy these obligations, the remaining unearned or unvested portion of the award will be forfeited and any underlying shares that were earned and vested following termination and any gain from the sale of such shares will be subject to recoupment, or “clawback,” by Qorvo.

●

We established an aggregate level of RSU awards that is at or below the median peer group run rate for such awards and that will not produce a level of stock plan overhang that is greater than the average of the peer group.

●

We use stockholder-approved plans that are intended to comply with Section 162(m) of the Code to ensure whenever reasonably feasible that performance-based cash and equity components of total compensation are tax deductible by the Company.

●

We prohibit the backdating or spring-loading of equity awards. To further that goal, we generally plan to grant service-based RSUs once a year to existing employees on or around the annual stockholders meeting date, and performance-based RSU opportunities are established once each year shortly after the beginning of the fiscal year within the time constraints required under Section 162(m) of the Code.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●	We do not provide “perquisites” to our executive officers.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any hedging of our securities by directors or employees, including our executive officers. This includes purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars and exchange traded funds, which are designed to hedge or offset any risk of decrease in the market value of our common stock.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any pledging of our securities by directors or employees, including our executive officers. Accordingly, none of our directors or executive officers has pledged our common stock.

●

Under our Corporate Governance Guidelines, we have established stock ownership guidelines for our directors, Chief Executive Officer and other Named Executive Officers, which provide that within five years of first becoming a director or officer, as applicable, they must own shares of Company common stock with a defined value in the following amounts: for directors, three (3) times their annual retainer; for the Chief Executive Officer, three (3) times his base salary; and for other executive officers, one (1) times their base salary.

●

As part of the Committee’s regular process for determining whether performance-based compensation goals have been met, our Internal Audit Department will review our performance against the applicable metrics for cash bonus and performance-based equity compensation, confirm the level of achievement of the applicable metrics and issue a report to the Committee certifying the applicable calculations. We use a third party firm to calculate all TSR-related metrics.

The Committee also has additional responsibilities with respect to our compensation practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Elements of Compensation

Compensation arrangements for our Named Executive Officers under our fiscal 2016 compensation program consisted of four components: (a) a base salary; (b) a performance-based, stockholder-approved cash bonus program intended to be compliant with Code Section 162(m) to the extent practicable; (c) the grant of equity incentives in the form of performance-based (except with respect to Ms. Harrison as noted above) and service-based RSUs; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan, our nonqualified deferred compensation plan and our Employee Stock Purchase Plan, or ESPP. We believe our overall and individual grant practices are comparable to industry levels and contain sufficient performance-based elements. Accordingly, with respect to compensation decisions for fiscal 2017, we generally expect to follow practices similar to those used in fiscal 2016, although the Committee may modify such practices as it deems necessary or appropriate.

Base Salaries

The Committee reviews and establishes individual salaries for the Named Executive Officers annually. In determining individual salaries, the Committee considers peer group data, overall responsibilities and anticipated performance, past accomplishments and performance, labor market conditions and our overall annual budget guidelines for merit and performance increases. Effective as of the beginning of fiscal 2016, the Committee approved a 5% increase in the base salaries of each of our Named Executive Officers (other than Ms. Harrison). We generally do not strictly “benchmark” base salaries at specific peer group percentiles. Ms. Harrison’s base salary and target bonus percentage were reset as of November 1, 2015, in connection with her promotion to Vice President and Corporate Controller.

Cash Incentive Opportunities

A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and linked to our operating performance. Cash incentives for our Named Executive Officers, as well as for all of our other employees, when earned, are awarded pursuant to our Cash Bonus Plan. No minimum bonus is guaranteed.

The bonus target for each Named Executive Officer is expressed as a percentage of the Named Executive Officer’s base salary that is paid during the applicable performance period. The bonus program is structured so that as a Named Executive Officer’s responsibility at Qorvo increases, his or her performance-based cash compensation as a percentage of his or her total cash compensation opportunity will also increase. For fiscal 2016, the performance-based cash compensation target was 150% of base salary for Mr. Bruggeworth, 80% for each of Messrs. Buhaly, Creviston and Klein and 45% for Ms. Harrison. This reflects the Committee’s view that Mr. Bruggeworth, as our CEO, bears overall management responsibility for Qorvo, while our other Named Executive Officers have more narrow responsibilities tied to a particular business unit or function. For fiscal 2017, the Committee established the same target percentage for performance-based cash compensation for Messrs. Bruggeworth and Buhaly and increased the target percentages for Messrs. Creviston and Klein to 90% and Ms. Harrison to 50% because it believes these targets are reasonable and generally consistent with industry and peer group practices.

For fiscal 2016, the cash bonus award opportunities were based on two separate six-month performance periods. The metrics used to measure performance were non-GAAP revenue and non-GAAP operating income. Each metric had an established threshold, target and maximum level, and constituted 50% of the total bonus opportunity during each performance period. The target levels for non-GAAP revenue and non-GAAP operating income for the first six months of fiscal 2016 were approximately 102% and 106%, respectively, of the corresponding amounts in our annual operating plan as approved by Board. Each Named Executive Officer had the opportunity to earn a cash bonus award in an amount between 50% and 200% of the officer’s target bonus percentage depending on our level of sales and non-GAAP operating income during the performance period. No minimum bonus was guaranteed. The bonus earned for each metric was pro-rated for performance between the threshold and maximum levels for such metric. As a result of our strong performance in the first six months of fiscal 2016, our Named Executive Officers received cash bonuses at 124.26% of their target percentage based on their base salary paid during this semi-annual performance period. The following table sets forth the cash bonus metrics and the actual results achieved for the first six-month period:

First Half of Fiscal 2016 Cash Bonus Award Components, Performance Range and Results Achieved

Performance Metric	Threshold	Target	Maximum	Achieved Results	Bonus Percentage Achieved	Weighting	Payout % Factor
Sales	$1,210.0M	$1,344.0M	$1,478.0M	$1,380.1M	126.9%	50%	63.43%
Operating Income	$272.0M	$363.0M	$454.0M	$382.7M	121.7%	50%	60.83%

							124.26%

We used a similar methodology to set our bonus targets for the second half of fiscal 2016, in this case based on our updated annual operating plan as approved by the Board. Based on our performance, no cash bonuses were earned during the second six-month performance period for fiscal 2016. The following table sets forth the calculation of the cash bonus metrics and the actual results achieved for the second six-month performance period:

Second Half of Fiscal 2016 Cash Bonus Award Components, Performance Range and Results Achieved

Performance Metric	Threshold	Target	Maximum	Achieved Results	Bonus Percentage Achieved	Weighting	Payout % Factor
Sales	$1,322.0M	$1,469.0M	$1,478.0M	$1,227.2M	0%	50%	0%
Operating Income	$323.3M	$431.0M	$454.0M	$318.3M	0%	50%	0%

							0%

As our performance in the second half of fiscal 2016 demonstrates, our bonus targets are intended to reward performance measured against our Board-approved operating plan and no minimum bonus is guaranteed. For fiscal 2016, the total cash compensation opportunity (base salary plus bonus at target) was generally aligned with the market median among peers, with the potential to earn up to 200% of the annual incentive target for strong performance. For fiscal 2016, actual total cash compensation was below target due to the lack of an incentive payout during the second half of the year.

For fiscal 2017, the Committee has determined to follow the same approach for measuring cash bonus award opportunities based on two separate six-month performance periods, again using non-GAAP revenue and non-GAAP operating income as the metrics for the first six-month period. Each metric has an established threshold, target and maximum level, and will constitute 50% of the total bonus opportunity. The Committee continues to believe that non-GAAP revenue and non-GAAP operating income are the two key metrics that will drive stockholder value in fiscal 2017. Each Named Executive Officer has the opportunity to earn a cash bonus award in an amount between 30% and 200% of the officer’s fiscal 2017 target bonus percentage based on the officer’s base salary during the first six-month period, depending on our level of non-GAAP revenue and non-GAAP operating income. The fiscal 2016 target bonus percentage for Messrs. Bruggeworth and Buhaly was unchanged for fiscal 2017, and was increased to 90% for Messrs. Creviston and Klein 90% and to 50% for Ms. Harrison. The bonus earned for each metric will be pro-rated for performance between threshold and maximum levels for such metric. The Committee expects to establish the performance metrics for the second component of the cash bonus award for fiscal 2017, which is expected to be based on performance during the third and fourth quarters of fiscal 2017, during the third quarter of fiscal 2017.

Consistent with our industry and based on advice from Compensia, the Committee has capped the fiscal 2017 potential cash bonus awards at two times each employee’s respective bonus target (subject also to the fiscal year award limitation of $5,000,000 per participant applicable under the Cash Bonus Plan). In order to deduct the cash bonus compensation for tax purposes, the Cash Bonus Plan is stockholder-approved and intended to qualify under Code Section 162(m) to the extent practicable. See “Proposal 3 – Reapproval of Cash Bonus Plan” on page 43.

The fiscal 2017 threshold, target and maximum levels of revenue and non-GAAP operating income were derived from our internal annual operating plan, which is not disclosed publicly for competitive reasons. These target levels constitute confidential commercial and strategic financial information, and we believe that prospective disclosure of these targets would result in competitive harm to us. The Committee believes that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. At the time the performance goals were established, the Committee also believed that performance at a level above the target level would be difficult, but not impossible, to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.

Performance-Based Restricted Stock Units

For fiscal 2016, Messrs. Bruggeworth, Buhaly, Creviston and Klein received a performance-based restricted stock unit award opportunity based upon our TSR in comparison to the TSR of a benchmark index, or TSR Performance RSUs, and a performance-based restricted stock unit award opportunity based on our achievement of certain Company performance objectives, or Objectives-based RSUs. No minimum level of equity award was guaranteed for either type of performance-based award. The TSR Performance RSUs are designed to ensure that approximately 30% of the total value of each Named Executive Officer’s annual equity award opportunity is linked to Qorvo’s TSR relative to the external index. The Objectives-based RSUs are designed to ensure that approximately 30% of the total value of each Named Executive Officer’s annual equity award opportunity is linked to milestones on projects or key initiatives that the Committee believed had a strong potential to impact longer-term stockholder value creation.

The TSR Performance RSUs are earned and vest over a one-year, two-year and three-year performance period, which began with a one-year period for fiscal year 2016. The number of TSR Performance RSUs earned is determined based on our TSR performance measured against the TSR of a benchmark index, the SPDR® S&P Semiconductor ETF (Symbol: XSD), during a TSR performance period. TSR is measured by taking the average share price during the final 90 days of the relevant TSR performance period divided by the average share price during the Post-Combination Period preceding the start of fiscal 2016. If a threshold TSR level specified in the relevant award agreement is met in a TSR performance period, the Named Executive Officer will be granted an award for a number of shares equal to the target number of common shares multiplied by the applicable percentage assigned to such TSR performance level. If the threshold is not met, no award will be earned. Depending on our relative TSR performance over the three TSR performance periods, the Named Executive Officer may earn up to 200% of the target number of TSR Performance RSUs. For fiscal 2016, our TSR performance was -38.37% compared to the TSR of the benchmark index of -1.10%. Accordingly, no TSR Performance RSUs were earned by Messrs. Bruggeworth, Buhaly, Creviston and Klein for the first year of the fiscal 2016 TSR award because the threshold TSR level was not met. Under our TSR program, the TSR Performance RSUs that were not earned in fiscal 2016 (the “Unearned RSUs”) will be carried over for one year and may be earned in fiscal 2017 based on our TSR performance over a two-year period in comparison to the TSR of the benchmark index over the same period. Unearned RSUs may not be carried over for more than one TSR performance period.

The Objectives-based RSUs were earned based on our achievement of five performance objectives in full and one performance objective in part as established by the Committee. We believe the Objectives-based RSUs advance our achievement of longer-term goals and help ensure our continued performance as an industry leader. These goals were Company-based, and the performance achieved applied to the executive management team as a group; none of the objectives were individually-based. The performance objectives for fiscal 2016 were assigned different weightings based on the perceived strategic importance of each goal. Two of the performance objectives contained three related separate sub-goals that carried separate weightings. The performance period was our fiscal year ended April 2, 2016, except two goals had performance periods that ended on May 31, 2016. The fiscal 2016 performance objectives were related to the successful integration of key IT business processes and systems, accomplishment of specific significant manufacturing and assembly cost improvement projects, securing a specific design win with a key customer and release of specific new products identified as strategic to our business.

The number of RSUs earned was determined by the objectives met and the specific payout percentage that was assigned to those objectives. Depending on the number of objectives met, each Named Executive Officer could have earned up to 150% of the target number of Objectives-based RSUs. Upon completion of the performance periods, the Committee determined that five objectives had been achieved in full and that one of the three sub-goals for the sixth objective had been achieved. The objectives achieved were accomplishment of two significant manufacturing and assembly cost improvement projects, securing a specific design win with a key customer, and release of two new products identified as strategic to our business. The sub-goal achieved for the sixth objective related to successful integration of key IT business processes and systems.

Accordingly, the following Named Executive Officers were awarded 110% of his target number of Objectives-based RSUs, as shown in the following table:

Name	Target Objectives- Based RSUs	Maximum Objectives- Based RSUs	Actual Objectives- Based RSUs Earned
Robert A. Bruggeworth	16,560	24,840	18,216
Steven J. Buhaly	5,460	8,190	6,006
Steven E. Creviston	6,240	9,360	6,864
James L. Klein	5,260	7,890	5,786

The number of RSUs earned by the officers listed above will vest over a three-year period, with 50% having vested upon completion of the performance period and the remaining 50% vesting in equal annual installments over each of the following two years.

We believe that the level of performance required to satisfy the objectives and reach the targeted award level should not be easily achievable. When we established the objectives for fiscal 2016, we assigned an expected degree of difficulty of achieving each objective as either “medium” or “high” and two of the objectives were rated as highly difficult to accomplish within the performance period. We believe that obtaining any awards equal to or greater than the target level of 100% should be difficult, but not impossible, to achieve. We recognize, however, that the likelihood of achievement of any level of award in any given year may be different, and believe that the amount of the award should be appropriate for the performance, regardless of how often it may happen. No minimum level of award is guaranteed. In addition, the Committee believes it is inherently difficult to predict whether these performance goals will be met. The Committee believes that one of the most important benefits to Qorvo from the use of the Objectives-based RSUs is the sharp focus by all participating employees toward attaining the objectives as a team, including review on a monthly basis of the status of each objective by responsible employees.

In May 2016, we again granted TSR Performance RSUs and Objectives-based RSUs for fiscal 2017 to certain members of the executive management team, including all our Named Executive Officers (other than Mr. Buhaly due to his impending retirement). We used generally the same criteria we used in fiscal 2016 in setting these awards. With respect to the Objectives-based RSUs, each Named Executive Officer may earn up to 165% of the target number of Objectives-based RSUs if all six Company performance objectives (two of which contain three related sub-goals) are met. The fiscal 2017 objectives relate to achievement of certain financial metrics, securing a specific design win with a key customer, the integration of key IT business processes and systems, the accomplishment of specific manufacturing-related improvements, and developing product capabilities identified as strategic to our business. We conditioned post-termination vesting of performance-based RSUs for senior officers on compliance with certain non-competition, non-disclosure, confidentiality and other covenants and the award, any underlying shares that vested following termination and any gain from the sale of such shares will be subject to recoupment or “clawback” by Qorvo if such covenants are violated during the post-termination vesting period.

Service-Based Restricted Stock Units

For fiscal 2016, we issued service-based RSUs to certain members of the executive management team, including our Named Executive Officers. The amount of each award was determined by the Committee in August 2015 following our annual stockholders meeting upon consideration of (a) peer group data, (b) each officer’s base salary, cash bonus award opportunities and performance-based RSU opportunities, (c) overall responsibilities and anticipated performance required for the upcoming fiscal year, and (d) past accomplishments and performance. Consistent with the Committee’s philosophy of encouraging performance-based compensation, service-based RSUs generally approximates 40% of the total value of all annual equity awards. The RSUs generally are expected to vest over a four-year period, with 25% vesting on each anniversary of the award date. For fiscal 2016, the number of service-based shares of our common stock subject to RSUs earned by each Named Executive Officer is shown below in the “2016 Grants of Plan-Based Awards Table.”

In fiscal 2017, we again expect to grant service-based RSUs to certain members of the executive management team, including our continuing Named Executive Officers, following the annual meeting. We expect to continue to use the same criteria we used in fiscal 2016 in setting these awards. We expect to condition post-termination vesting of service-based RSUs for senior officers on compliance with certain non-competition, non-disclosure, confidentiality and other covenants, and the award, any underlying shares that vest following termination and any gain from the sale of such shares will be subject to recoupment or “clawback” by the Company if such covenants are violated during the post-termination vesting period.

Other Employee Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans generally available to all of our employees, including health insurance, group life and disability insurance, 401(k) and employee stock purchase plans. We also maintain a non-qualified deferred compensation plan under which eligible employees, including our Named Executive Officers, may elect to defer the receipt of a portion of their base salary and some or all of their cash bonus compensation. We do not provide any matching contributions under our deferred compensation plan, nor do we guarantee any minimum rate of return.

Perquisites

Our Named Executive Officers do not receive any perquisites or personal benefits. We believe that perquisites are viewed by some of our stockholders and employees as being discriminatory in nature and, as such, we have taken the position that these highly visible (and sometimes controversial) compensation components are not necessary to implement our current compensation philosophy and structure.

Employment Agreements and Offer Letter Agreements

In connection with the Business Combination, Qorvo assumed the employment agreement previously entered into between RFMD and our Chief Executive Officer, Mr. Bruggeworth, as required by the terms of that agreement. The Committee believes the employment agreement helps ensure that Mr. Bruggeworth will devote a significant portion of his time on longer-term strategic initiatives that are in our best interests, including those that may not be in his personal best interests. Mr. Buhaly and Mr. Klein are also each a party to an employment offer letter agreement with TriQuint pursuant to which the executive will receive benefits in the event of termination by the Company without cause or by the executive for good reason other than in connection with a change in control. Qorvo assumed these offer letter agreements in connection with the Business Combination. The terms of Mr. Bruggeworth’s agreement and these offer letter agreements are described in more detail below in the section entitled “Potential Payments upon Termination or Change-in-Control.”

Change in Control Compensation

We have entered into change-in-control agreements with each of our Named Executive Officers and certain other members of our executive management team. We entered into these arrangements in order to acknowledge the respective employee’s importance to us and our stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. The terms of these change-in-control arrangements are described in more detail below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Conclusion

We believe our compensation program provides a balanced and stable foundation for awarding our Named Executive Officers for achieving Qorvo’s corporate objectives. As a result of our strong financial performance in the first six months of fiscal 2016, the Named Executive Officers received cash bonuses at 124.26% of their fiscal 2016 target percentage of base salary paid in the first six months of fiscal 2016. However, due to our failure to meet operating performance metrics for the second half of fiscal 2016, the Named Executive Officers did not receive cash bonuses for that period. As a result of the achievement of five objectives in full and one objective in part, management, including Messrs. Bruggeworth, Buhaly, Creviston and Klein, received Objectives-based RSUs. However, based on the performance of our stock in fiscal 2016 in comparison to a benchmark index, no TSR Performance RSUs were earned for the fiscal 2016 performance period. Under our TSR program, the Unearned RSUs may be earned in fiscal 2017 based on our TSR performance over a two-year period in comparison to the TSR of the benchmark index over the same period.

Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our combination of shorter-term cash incentive awards and longer-term service-based and performance-based RSUs will help us achieve our long-term goals and will continue to align the interests of the executive management team, including the Named Executive Officers, with those of Qorvo and our stockholders during fiscal 2017 and beyond.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended April 2, 2016 by incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

The Compensation Committee

Walden C. Rhines (Chairman)

John R. Harding

David H. Y. Ho

Walter H. Wilkinson, Jr.

Summary Compensation Table

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended April 2, 2016 and for the three-month Post-Combination Period. Additionally, the table summarizes the compensation paid with respect to the period prior to the Business Combination to: (i) Messrs. Bruggeworth and Creviston by RFMD from March 30, 2014, the beginning of RFMD’s fiscal year, through December 31, 2014, and (ii) Messrs. Buhaly and Klein by TriQuint from January 1, 2014, the beginning of TriQuint’s fiscal year, through December 31, 2014. The Named Executive Officers are: (i) our Chief Executive Officer, (ii) our former Chief Financial Officer (who served throughout fiscal 2016), and (iii) our other three executive officers serving Qorvo at April 2, 2016. We use a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year.

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total Compensation ($)

Robert A. Bruggeworth, President and Chief Executive Officer	2016 2015 2014	771,418 169,332 540,907	4,620,676 – 3,039,958	1,094,690 376,426 1,200,138	9,410 5,927 2,424	6,496,194 551,685 4,783,427
Steven J. Buhaly, Former Chief Financial Officer (4)	2016 2015 2014	425,250 109,039 347,614	1,523,032 – 1,955,962	340,255 267,212 138,426	7,844 1,908 6,322	2,296,381 378,159 2,448,324
Steven E. Creviston, Corporate Vice President and President of Mobile Products	2016 2015 2014	456,017 100,315 334,141	1,740,458 – 1,579,531	345,385 118,934 483,506	9,451 3,511 5,123	2,551,311 222,760 2,402,301
James L. Klein, Corporate Vice President and President of Infrastructure & Defense Products	2016 2015 2014	404,250 103,654 337,442	1,467,402 – 1,677,060	323,821 215,515 102,487	7,945 3,628 7,705	2,203,418 322,797 2,124,694
Gina B. Harrison, Vice President and Corporate Controller (5)	2016	211,057	300,218	44,165	6,890	562,330

(1)	Represents the aggregate grant date fair value of performance-based and service-based restricted stock units and stock options granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer, disregarding the estimate of forfeitures related to performance-based and service-based, as applicable, vesting conditions. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See “Stock-Based Compensation” in Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended April 2, 2016 (the “10-K”) for the assumptions used to calculate grant date fair value. The actual amounts, if any, ultimately realized may differ from the ASC Topic 718 grant date fair value amounts. See “2016 Grants of Plan-Based Awards Table” on page 28 for information on grants awarded in fiscal year 2016.

(2)	Represents amounts paid under our Cash Bonus Plan.

(3)	Represents amounts contributed by Qorvo, RFMD or TriQuint, as applicable, to the accounts of the Named Executive Officers under our 401(k) plan.

(4)	Mr. Buhaly retired as our Chief Financial Officer effective June 6, 2016.

(5)	Ms. Harrison was not an executive officer for the fiscal years ended March 28, 2015 and March 29, 2014.

2016 Grants of Plan-Based Awards Table

The following table provides information on restricted stock units and plan-based cash incentive awards granted to or earned by each of our Named Executive Officers with respect to fiscal year 2016. The actual amounts, if any, ultimately realized may differ from the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column.

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert A. Bruggeworth	N/A	0	1,158,188	2,316,375
	5/15/2015 (3)				1,380	16,560	33,120		1,645,733
	5/15/2015 (4)				828	16,560	24,840		1,274,789
	8/10/2015							32,570	1,700,154

Steven J. Buhaly	N/A	0	340,200	680,400
	5/15/2015 (3)				455	5,460	10,920		542,615
	5/15/2015 (4)				273	5,460	8,190		420,311
	8/10/2015							10,730	560,106

Steven E. Creviston	N/A	0	365,148	730,296
	5/15/2015 (3)				520	6,240	12,480		620,131
	5/15/2015 (4)				312	6,240	9,360		480,355
	8/10/2015							12,260	639,972

James L. Klein	N/A	0	323,400	646,800
	5/15/2015 (3)				438	5,260	10,520		522,739
	5/15/2015 (4)				263	5,260	7,890		404,915
	8/10/2015							10,340	539,748

Gina B. Harrison	N/A	0	112,500	225,000
	8/10/2015							2,490	129,978
	11/13/2015							3,340	170,240

(1)	Equity awards granted to the Named Executive Officers were made pursuant to our 2012 Plan. See “Employee Benefit Plans – 2012 Stock Incentive Plan – RF Micro Devices, Inc.,” below for more information. The grant date above is determined in accordance with ASC Topic 718.

(2)	Each of the Named Executive Officers participates in our Cash Bonus Plan. The cash incentive award earned by each Named Executive Officer is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Cash incentive awards are earned based on attainment of Company operating performance goals based on established performance periods. The annual cash incentive opportunities available under the Cash Bonus Plan are described in greater detail under “Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive Opportunities.”

(3)	Information in this row reflects TSR Performance RSUs granted under our 2012 Plan. TSR Performance RSUs are earned, if at all, and vest over one-year, two-year and three-year performance periods. In the event of termination of employment other than for cause, these performance-based RSUs granted to a Named Executive Officer will continue to be capable of being earned and vest over the original vesting term as if the Named Executive Officer had remained an employee of Qorvo subject to the officer’s compliance with certain restrictive covenant and other conditions. For a detailed discussion of the performance-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units,” above.

(4)	Information in this row reflects Objectives-based RSUs granted under our 2012 Plan. Objectives-based RSUs are earned, if at all, at the end of a specified performance period based on achievement of specific goals, with 50% vesting at the end of the performance period and the remaining 50% vesting in equal installments over the following two years. In the event of termination of employment other than for cause, these performance-based RSUs granted to a Named Executive Officer will continue to be capable of being earned and vest over the original vesting term as if the Named Executive Officer had remained an employee of Qorvo subject to the officer’s compliance with certain restrictive covenant and other conditions. For a detailed discussion of the performance-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units,” above.

(5)	These service-based RSUs were granted under our 2012 Plan and vest in increments of 25% per year over a period of four years. In the event of termination of employment other than for cause, the service-based RSUs granted to a Named Executive Officer generally will continue to vest over the original vesting term as if the Named Executive Officer had remained an employee of Qorvo subject to the executive’s compliance with certain restrictive covenants and other conditions. For a detailed discussion of the service-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Service-Based Restricted Stock Units.”

(6)	These amounts do not reflect compensation actually received by the Named Executive Officer. Amounts presented represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 of our common stock awards granted during the year. See “Stock-Based Compensation” in Note 13 of the Notes to the Consolidated Financial Statements set forth in the 10-K for the assumptions used to calculate grant date fair value. The actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value.

Employee Benefit Plans

The discussion that follows describes the material terms of our principal equity plans in which the Named Executive Officers participate. The material terms of the employment agreement entered into by RFMD and Mr. Bruggeworth and assumed by Qorvo in connection with the Business Combination, the offer letter agreements entered into by TriQuint and Messrs. Buhaly and Klein and assumed by Qorvo in connection with the Business Combination and the change in control arrangements applicable to our Named Executive Officers are described under “Potential Payments Upon Termination or Change-in-Control” below.

2003 Stock Incentive Plan – RF Micro Devices, Inc.

Effective upon the closing of the Business Combination, the Company assumed the 2003 Stock Incentive Plan of RF Micro Devices, Inc. (the “2003 Plan”), which was approved by RFMD shareholders on July 22, 2003. Under the 2003 Plan, RFMD was permitted to grant stock options and other types of equity incentive awards, such as stock appreciation rights, restricted stock awards, performance shares and performance units. No further awards can be granted under this plan.

2012 Stock Incentive Plan – RF Micro Devices, Inc.

Effective upon the closing of the Business Combination, the Company assumed the RF Micro Devices, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), which was approved by RFMD stockholders on August 16, 2012. The Company is permitted to grant stock options and other types of equity incentive awards under the 2012 Plan, such as stock appreciation rights, restricted stock awards, performance shares and performance units.

The maximum number of shares issuable under the 2012 Plan may not exceed the sum of (a) 4.3 million shares, plus (b) any shares of common stock (i) remaining available for issuance as of the effective date of the 2012 Plan under the Company’s prior plans and (ii) subject to an award granted under a prior plan, which awards are forfeited, canceled, terminated, expire or lapse for any reason. The Company currently grants equity awards to employees and directors under the 2012 Plan. As of April 2, 2016, approximately 4.4 million shares were available for issuance under the 2012 Plan.

1996 Stock Incentive Program – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 1996 Stock Incentive Program (the “TriQuint 1996 Stock Incentive Program”), originally adopted by TriQuint. The TriQuint 1996 Stock Incentive Program provided for the award of incentive and non-qualified options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units. No further awards can be granted under this program.

2009 Incentive Plan – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 2009 Incentive Plan (the “TriQuint 2009 Incentive Plan”), originally adopted by TriQuint. The TriQuint 2009 Incentive Plan provided for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. No further awards can be granted under this plan.

2012 Incentive Plan – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 2012 Incentive Plan (the “TriQuint 2012 Incentive Plan”), originally adopted by TriQuint. The TriQuint 2012 Incentive Plan replaced the TriQuint 2009 Incentive Plan and provided for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates. No further awards can be granted under this plan.

2013 Incentive Plan – TriQuint Semiconductor, Inc.

Effective upon the closing of the Business Combination, the Company assumed the TriQuint, Inc. 2013 Incentive Plan (the “2013 Incentive Plan”), originally adopted by TriQuint, allowing Qorvo to issue awards under this plan. The 2013 Incentive Plan replaced the TriQuint 2012 Incentive Plan and provides for the grant of stock options, restricted stock units, stock appreciation rights and other stock or cash awards to employees, officers, directors, consultants, agents, advisors and independent contractors of TriQuint and its subsidiaries and affiliates who were such prior to the Business Combination or who become employed by the Company or its affiliates after the closing of the Business Combination. Former employees, officers and directors of RFMD are not eligible for awards under the 2013 Incentive Plan. As of April 2, 2016, approximately 3.5 million shares were available for issuance under the 2013 Incentive Plan.

Employee Stock Purchase Plan – Qorvo, Inc.

Effective upon closing of the Business Combination, the Company assumed the TriQuint Employee Stock Purchase Plan (“ESPP”), which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. All regular full-time employees of the Company (including officers) and all other employees who meet the eligibility requirements of the plan may participate in the ESPP. The ESPP provides eligible employees an opportunity to acquire the Company’s common stock at 85% of the lower of the closing price per share of the Company’s common stock on the first or last day of each six-month purchase period. At April 2, 2016, approximately 5.8 million shares were available for future issuance under this plan. The Company makes no cash contributions to the ESPP, but bears the expenses of its administration.

For a discussion of the May 2016 grants of performance-based RSUs, which are capable of being earned based on TSR and objective performance goals, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units.” For a discussion of the methodology with respect to the grants of service-based RSUs, see “Compensation Discussion and Analysis – Elements of Compensation – Service-Based Restricted Stock Units.” For a discussion of our Named Executive Officers’ equity award compensation in proportion to their total compensation, see “Compensation Discussion and Analysis – Compensation Program – Compensation Program Design.”

Outstanding Equity Awards at Fiscal 2016 Year-End Table

The following table shows the number of shares of our common stock covered by exercisable and unexercisable options and unvested restricted stock units held by our Named Executive Officers on April 2, 2016.

			Option Awards				Stock Awards
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Robert A. Bruggeworth	8/10/2015	(5)					32,570	1,655,207
	5/15/2015	(5)					33,120	1,683,158
	8/15/2014	(5)					16,819	854,742
	5/14/2014	(5)					16,557	841,427
	8/14/2013	(5)					25,813	1,311,817
	6/6/2013	(5)					11,658	592,460
	8/16/2012	(5)					16,975	862,670
	8/9/2007	(8)	55,679		25.24	8/9/2017
	8/1/2006	(8)	46,250		24.60	8/1/2016
Steven J. Buhaly	8/10/2015	(5)					10,730	545,299
	5/15/2015	(5)					10,920	554,954
	9/8/2014	(5)					2,844	144,532
	4/7/2014	(5)					6,634	337,140
	6/7/2013	(5)					1,902	96,660
	5/14/2013	(5)					2,350	119,427
	9/8/2014	(6)		6,280	48.42	9/8/2021
	4/7/2014	(6)		14,654	31.08	4/7/2021
	6/7/2013	(6)	10,200	3,402	16.75	6/7/2023
	4/5/2013	(6)	4,882	4,885	11.59	4/5/2023
	4/9/2012	(6)	62,804		14.19	4/9/2022
	4/1/2011	(6)	50,243		30.00	4/1/2021
	4/1/2010	(6)	28,876		16.89	4/1/2020
Steven E. Creviston	8/10/2015	(5)					12,260	623,053
	5/15/2015	(5)					12,480	634,234
	8/15/2014	(5)					8,738	444,065
	5/14/2014	(5)					8,607	437,408
	8/14/2013	(5)					13,413	681,649
	6/6/2013	(5)					6,052	307,563
	8/16/2012	(5)					8,820	448,232
	8/9/2007	(8)	26,911		25.24	8/9/2017
	8/1/2006	(8)	41,250		24.60	8/1/2016
James L. Klein	8/10/2015	(5)					10,340	525,479
	5/15/2015	(5)					10,520	534,626
	9/8/2014	(5)					2,370	120,443
	4/7/2014	(5)					5,530	281,035
	6/7/2013	(5)					1,441	73,232
	5/14/2013	(5)					1,781	90,510
	9/8/2014	(6)		5,652	48.42	9/8/2021
	4/7/2014	(6)		13,188	31.08	4/7/2021
	6/7/2013	(6)	7,728	2,578	16.75	6/7/2023
	4/5/2013	(6)	11,099	3,700	11.59	4/5/2023
	4/9/2012	(6)	7,521		14.19	4/9/2022
	8/5/2011	(7)	4,057		16.70	8/5/2021
Gina B. Harrison	11/13/2015	(5)					3,340	169,739
	8/10/2015	(5)					2,490	126,542
	8/15/2014	(5)					1,125	57,173
	5/14/2014	(5)					650	33,033
	8/14/2013	(5)					1,739	88,376
	6/6/2013	(5)					660	33,541
	8/16/2012	(5)					1,145	58,189
	8/9/2007	(8)	500		25.24	8/9/2017

(1)	The grant date is determined in accordance with ASC Topic 718.

(2)	The option price is equal to the closing price of our common stock as reported by Nasdaq on the trading date immediately preceding the grant date for Messrs. Bruggeworth and Creviston and Ms. Harrison. The option price is equal to the closing price of our common stock as reported by Nasdaq on the grant date for Messrs. Buhaly and Klein.

(3)	Options generally expire 7 or 10 years after grant.

(4)	Based upon $50.82, which was the closing price of Qorvo’s common stock as reported by Nasdaq on April 1, 2016, the last trading day of our last fiscal year, multiplied by the number of shares subject to restricted stock units that had not yet vested.

(5)	Performance-based restricted stock units, if earned, generally vest over a period of three years. Service-based restricted stock units generally vest over a period of four years.

(6)	Option vests in four quarterly installments commencing the ninth quarter after grant.

(7)	Option vests 25% twelve months from the date of grant and 6.25% each of the next twelve quarters.

(8)	Options generally vested and became exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment.

2016 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired by the Named Executive Officers during fiscal year 2016 upon the exercise of stock options and the vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Robert A. Bruggeworth	63,750	2,760,318	105,269	6,852,174
Steven J. Buhaly	54,764	3,203,541	8,989	697,483
Steven E. Creviston	–	–	54,684	3,559,589
James L. Klein	16,479	1,108,046	7,170	555,955
Gina B. Harrison	–	–	4,522	290,191

(1)	Values are calculated by subtracting the aggregate exercise price of the options exercised, which is calculated by multiplying the number of shares being purchased by the exercise price of the options, from the aggregate market value of the shares of common stock acquired on the date of exercise, which is calculated by multiplying the number of shares being purchased by the actual exercise price of the stock.

(2)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding of shares upon vesting to satisfy applicable withholding taxes.

(3)	Values represent the market value of our common stock on the vesting date multiplied by the number of shares vested, rounded to the nearest dollar.

Potential Payments upon Termination or Change-In-Control

As described above under “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements and Offer Letter Agreements,” Mr. Bruggeworth has an employment agreement with Qorvo and Messrs. Buhaly and Klein have employment offer letter agreements that they entered into when they first joined TriQuint (and which have been subsequently assumed by Qorvo). The employment agreement, the offer letter agreements and the change in control agreements between the Named Executive Officers and Qorvo are discussed below under the heading “Individual Agreements.”

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on April 2, 2016 and the price per share of our common stock on the date of termination was $52.82, which was the closing price of our common stock on April 1, 2016 (the last business day of our fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under our 401(k) plan and deferred compensation plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Equity Awards

Under our equity incentive plans, the option holder generally has three months to exercise vested options after the date employment ends (other than for death, disability, or, for options granted under the 2012 Plan, termination for cause). The option holder or his or her estate in the case of death may exercise the option upon the holder’s respective disability or death (excluding unvested amounts) for a period of one year. If a 2012 Plan option holder is terminated for cause, all options granted to such holder pursuant to the 2012 Plan are canceled immediately. However, options granted to the Named Executive Officers under the 2012 Plan generally will continue to vest pursuant to the same vesting schedule in the event of termination of employment, other than for cause, as if such individual had remained an employee of Qorvo and, with respect to such options, the vested portions will be exercisable for the full option term under certain circumstances, subject to compliance with certain restrictive covenants, clawback provisions and other conditions.

Under our equity incentive plans, unvested restricted stock units are generally forfeited upon termination. However, restricted stock units granted to the Named Executive Officers under the 2012 Plan generally will continue to vest pursuant to the same vesting schedule in the event of termination of employment, other than death or for cause, as if such individual had remained an employee of Qorvo, subject to certain restrictive covenants, clawback provisions and other conditions.

401(k) Savings Plan; Deferred Compensation Plan

Effective upon the closing of the Business Combination, the Company assumed the RFMD and TriQuint qualified defined contribution 401(k) plans and the TriQuint deferred compensation plan. The 401(k) plans were merged on January 4, 2016. The 401(k) plan and the deferred compensation plan are the only retirement plans available to U.S. employees, which includes each of our Named Executive Officers. We match 100% of the first 1%, and 50% of the next 5%, of each employee’s eligible earnings contributed to the 401(k) plan, and employees immediately vest in our contributions. Under the deferred compensation plan, employees who are eligible to participate, which includes each of our Named Executive Officers, are provided with the opportunity to defer a specified percentage of their cash compensation, which the Company will be obligated to deliver on a future date.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in a participant’s ESPP account are paid to the participant.

Medical Benefits

All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require us to provide employees enrolled in our health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death or loss of dependency status.

Individual Agreements

Employment Agreement with Mr. Bruggeworth. In connection with the Business Combination, Qorvo assumed the November 12, 2008 employment agreement previously entered into between RFMD and Mr. Bruggeworth, our President and Chief Executive Officer. Pursuant to this assumed employment agreement, the term of the employment agreement continues until the earliest of (a) November 11, 2010 (as extended as described in the following sentence); (b) Mr. Bruggeworth’s death; (c) termination by Qorvo for “Cause,” as defined in the employment agreement or otherwise upon 30 days’ notice; (d) termination by Mr. Bruggeworth for “Good Reason,” as defined in the employment agreement or otherwise on 30 days’ notice; or (e) the end of any 180-day Disability Period, as defined in the employment agreement. The employment agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the employment agreement.

Under the employment agreement, Mr. Bruggeworth is entitled to a specified annual base salary, which amount is reviewed annually by the Compensation Committee and may be increased or reduced by the Compensation Committee if part of a salary reduction plan for similarly situated officers. Mr. Bruggeworth also is eligible to receive the following compensatory benefits:

●

A bonus opportunity under the Cash Bonus Plan for each performance period during the term of the employment agreement. The target annual bonus opportunity in each performance period cannot be less than 100% of Mr. Bruggeworth’s base salary.

●

The opportunity to receive periodic grants of equity compensation under the Company’s equity plans, in the Compensation Committee’s discretion, so long as he is treated similarly to other senior executive officers.

●

The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with our policies as in effect from time to time.

If the employment agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:

●

Termination for any reason: Mr. Bruggeworth would be entitled to receive (a) base salary through the date of termination; (b) any previously earned but unpaid bonus under the Cash Bonus Plan for a completed performance period; (c) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms; and (d) unpaid paid time off per our policy.

●

Termination due to death or total disability: Mr. Bruggeworth, or, in the case of his death, his beneficiary, would be entitled to receive the benefits described above under “Termination for any reason” plus the greater of Mr. Bruggeworth’s accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro-rated based on the termination date.

●

Termination by Qorvo without cause or by Mr. Bruggeworth with good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason” plus (a) salary continuation equal to two times base salary; (b) his accrued annual bonus (payable after end of performance period), pro-rated based on the termination date; (c) a special bonus equal to two times his target annual bonus; (d) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (e) equity awards (other than performance-based equity awards), which will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (f) performance-based equity awards and any previously earned equity-based awards, which will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant or as of the date of termination in the case of previously earned awards; and (g) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.

●	Termination by Qorvo for cause or by Mr. Bruggeworth without good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason.”

●

Change of Control: Benefits (if any) paid under Mr. Bruggeworth’s existing change in control agreement would offset benefits (if any) paid under the employment agreement following Mr. Bruggeworth’s termination.

The employment agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth. He is required to assist in any Qorvo litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition and nonsolicitation covenants contained in the employment agreement.

Further, the employment agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the employment agreement and all other plans or arrangements of Qorvo (a) constitute “parachute payments” under Code Section 280G, and (b) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, Qorvo will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed. If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.

The employment agreement also contains certain forfeiture and recoupment rights. Generally, during the term of the employment agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a “Prohibited Activity,” then (a) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (b) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (c) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately paid to Qorvo; (d) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to Qorvo; and (e) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited. Qorvo also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth. For purposes of the employment agreement, “Prohibited Activity” includes (a) violation of certain restrictive covenants; (b) Mr. Bruggeworth’s engaging in willful conduct that results in an obligation to reimburse Qorvo under Section 304 of the Sarbanes-Oxley Act of 2002; or (c) Mr. Bruggeworth’s engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Qorvo. “Prohibited Activity Term” means the period starting when Mr. Bruggeworth first engaged in Prohibited Activity conduct and continuing without time limitation.

Offer Letter Agreements. In connection with their initial employment by TriQuint, Messrs. Buhaly and Klein entered into employment offer letter agreements in 2007 and 2011, respectively, that specified their initial salary, target bonus and equity awards. These offer letter agreements were subsequently assumed by Qorvo in connection with the Business Combination. Under these offer letter agreements, in the event of a termination of employment without cause or a resignation by the officer for good reason, the officer is entitled to a lump sum severance payment equal to one year of base salary and continuation of health and life insurance benefits for 12 months.

Pursuant to the offer letter agreements, the term “termination for cause” means a termination of employment by the Company for any of the following reasons: (a) intentional failure to perform assigned duties; (b) personal dishonesty; (c) incompetence, as measured against standards generally prevailing in the industry; (d) willful misconduct; (e) any breach of fiduciary duty involving personal profit; (f) willful violation of any domestic or international law, rule, regulation or final cease and desist order; or (g) any sexual or other harassment of others.

Pursuant to the offer letter agreements, a “resignation for good reason” is deemed to occur if the officer resigns employment within sixty (60) days of the occurrence of any of the following that occur without the officer’s written consent: (a) a loss of the title; (b) a material reduction in duties or responsibilities; (c) any reduction in base salary or any target bonus (other than a reduction comparable in percentage to a reduction affecting other officers generally); (d) any material reduction in benefits (other than a reduction affecting the Company’s personnel generally); or (e) a company-mandated relocation of the officer’s principal place of employment or current principal residence by more than 50 miles from its respective location immediately prior to the resignation.

Change in Control Agreements.

Mr. Buhaly is covered by a TriQuint Change of Control Policy, which Qorvo assumed in connection with the Business Combination. Under this policy, the Business Combination constituted a change in control. Accordingly, if Mr. Buhaly’s employment is terminated for any reason within 24 months following the closing of the Business Combination, he is entitled to certain payments and benefits if he executes a release and complies with certain covenants. Benefits under this policy generally include 12 months continuation of base salary, a cash severance payment equal to his target bonus for the previous 12 months, payment of COBRA premiums for up to 12 months and accelerated vesting of options outstanding immediately prior to the closing of the Business Combination, with Mr. Buhaly generally having up to 12 months following his termination date to exercise the options. Mr. Buhaly has notified the Company of his intention to retire during 2016, which we currently expect will occur on or around July 31, 2016. Upon his retirement, and subject to his satisfaction of the conditions specified in TriQuint’s Change of Control Policy, Mr. Buhaly will be entitled to receive the above payments and other compensation.

Messrs. Bruggeworth and Creviston entered into change in control agreements with RFMD, which Qorvo assumed in connection with the Business Combination. Under these agreements, the Business Combination constituted a change in control. Therefore, if the officer’s employment is terminated for a reason other than death, disability, retirement or cause, or is terminated by the officer for good reason, within 24 months following the date of the change in control (as defined in the agreements), the officer will be entitled to certain benefits. Such benefits generally include a severance benefit equal to the sum of: (a) one times (two times in the case of Mr. Bruggeworth) the highest annual rate of the officer’s base salary during the 12-month period before termination plus (b) one times (two times in the case of Mr. Bruggeworth) the officer’s bonus amount and (c) a special monthly benefit equal to any difference between the premium paid by the officer for health insurance pre- and post-termination. In addition, all stock options, stock appreciation rights or similar stock-based awards will be accelerated and exercisable in full as of the date of termination of employment, all restrictions on restricted stock, restricted stock units, performance stock awards or similar stock-based awards will be removed and such awards deemed vested and earned in full, and the officer would be entitled to gross-up payments under Code Section 280G, if applicable. The change in control agreement also provides that the officers are subject to certain confidentiality, nonsolicitation and noncompetition provisions. The agreements terminate upon the second anniversary of the change in control and fulfillment by the Company and the officers of all of their obligations under the agreements.

We have entered into change in control agreements with each of our Named Executive Officers. Under the Qorvo change in control agreements, an officer with benefits under a change in control agreement with RFMD or TriQuint’s change in control policy will not receive duplicate benefits under this agreement and the applicable change in control agreement or policy. The Qorvo agreements will end on the earliest of: (a) the first anniversary of the effective date, subject to automatic renewal for additional one-year periods unless we give notice to the officer that we do not wish to extend it; (b) the termination of the officer’s employment with us for any reason during the period from the effective date until the date that is ninety (90) days prior to a change in control; (c) the termination of the officer’s employment with us by the officer without good reason or by us with cause; or (d) the end of a two-year period following a change in control and the fulfillment by us and the officer of all obligations under the agreement.

Under these agreements, if a change in control occurs while the officer is our employee, and a qualifying termination of his employment with us occurs within the two-year period following the change in control (which will include the ninety (90) days prior to the date of the change in control in the case of a termination by us without cause), then he (or his legal representative) is entitled to certain compensation payments and benefits provided he has executed a general release of claims. A “qualifying termination” means: (a) our termination of the officer’s employment for a reason other than death, disability or cause; (b) the officer’s termination of his employment for good reason; or (c) the termination of the officer’s employment due to death following delivery of a notice of good reason by the officer, which condition constituting good reason remains uncured by us.

A “change in control” is deemed to have occurred under the new change in control agreements on the earliest of the following dates: (a) the acquisition by a person or entity of voting control over more than forty percent (40%) of the total voting power of our then outstanding voting stock; (b) a merger, consolidation or reorganization of us, in which holders of our common stock immediately prior to the transaction have voting control over less than sixty percent (60%) of the voting securities of the surviving corporation immediately after the transaction; (c) the sale or disposition of all or substantially all of our assets; or (d) a change in a majority of the Board within a 12-month period unless the nomination for election by our stockholders of each new director was approved by the vote of two-thirds of the members of the Board then still in office who were in office at the beginning of the 12-month period.

The agreement provides that, upon a qualifying termination after a change in control, we will pay a severance benefit to the officer. The severance benefit is equal to the sum of: (a) one times the highest annual rate of the officer’s base salary during the 12-month period before termination (two times in the case of Messrs. Bruggeworth and Buhaly) plus (b) one times the officer’s target annual bonus opportunity based on the officer’s target bonus opportunity for the period in which the termination occurs (two times in the case of Messrs. Bruggeworth and Buhaly).

In addition, the agreement provides that upon a qualifying termination after a change in control, all of our stock options, stock appreciation rights or similar stock-based awards held by the officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by us will be removed and such awards will be fully vested. If the officer receives any payments or benefits under the agreement or under any other arrangement with us that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that any of such payments will be subject to any excise tax pursuant to applicable provisions of the Code, we will pay to the officer either: (i) the full amount of such payments; or (ii) an amount equal to such payments reduced by the minimum amount necessary to prevent any portion of such payments from being an “excess parachute payment” (within the meaning of the Code), whichever amount results in the officer’s receipt, on an after-tax basis, of the greatest amount of payments notwithstanding that all or some portion of the payments may be subject to the excise tax (that is, there is no gross up provision). The agreement also provides that if the officer elects continuation coverage through our health plan, we will reimburse the officer for the difference between the monthly COBRA premium paid by the officer and the monthly premium amount required to be paid by our active employees for the same level of coverage under our health plan for a one-year period following termination. We will also provide an annual payment equal to the amount necessary to pay any taxes imposed on the officer as a result of the officer’s receipt of health care reimbursements from us.

The agreement also provides that the officer is subject to certain confidentiality, nonsolicitation and noncompetition provisions. In the event the officer fails to comply with any of these provisions, he will not be entitled to receive any payment or benefits under the agreement. These payments also are subject to “clawback” restrictions in the event of certain prohibited conduct. The following table sets forth information about potential payments to the Named Executive Officers, assuming that their employment was terminated following a change in control of Qorvo as of April 1, 2016 (the last business day of the fiscal year) and that the price per share of our common stock on that date was $50.82. The table also assumes prior payment of any remaining accrued annual bonus in accordance with the terms of our Cash Bonus Plan and any portion of base salary that would have been accrued but not yet paid as of April 2, 2016.

Potential Payments Upon a Qualifying Termination after a Change in Control

Name		Robert A. Bruggeworth	Steven J. Buhaly	Steven E. Creviston	James L. Klein	Gina B. Harrison
Base Salary	(1)	$1,544,250	$850,500	$456,435	$404,250	$250,000
Bonus	(2)	2,316,375	680,400	365,148	323,400	112,500
Option Awards	(3)	–	611,887	–	506,879	–
Stock Awards	(4)	7,801,480	1,798,012	3,576,203	1,625,325	566,592
Benefits Continuation	(5)	35,663	27,688	14,170	18,467	905
Accrued Vacation	(6)	74,243	40,889	30,564	1,491	24,038
Total		$11,772,011	$4,009,376	$4,442,520	$2,879,812	$954,035

(1)

For Messrs. Bruggeworth and Buhaly, the amount represents two times the highest annual rate of base salary during the twelve-month period before termination. For the other Named Executive Officers, the amount represents one times the highest annual rate of base salary during the twelve-month period before termination. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Buhaly, and over a one-year period for the other Named Executive Officers.

(2)	For Messrs. Bruggeworth and Buhaly, the amount represents two times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year of termination. For the other Named Executive Officers, the amount represents one times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year of termination. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Buhaly, and over a one-year period for the other Named Executive Officers.

(3)	Represents the intrinsic value of unvested options as of April 2, 2016.

(4)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 2, 2016.

(5)	Represents the value of continuing health and welfare based on the monthly premiums paid by Qorvo at April 2, 2016 (for two years with respect to Messrs. Bruggeworth and Buhaly, and one year with respect to the other Named Executive Officers).

(6)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

Other Potential Payments Upon Resignation, Termination for Cause, Termination without Cause, Retirement or Constructive Termination

Other than potential receipt of a cash payment worth up to 26 weeks of base salary under our general severance program following an involuntary termination, Mr. Creviston and Ms. Harrison are not entitled to any cash payments from Qorvo in the event of their resignation, termination with or without cause, retirement or constructive termination without a change in control. However, their unvested options and unvested restricted stock units listed below may be subject to acceleration or may continue to vest if and as provided in individual agreements.

Name		Steven E. Creviston	Gina B. Harrison
Stock Awards	(1)	$3,576,203	$566,592
Option Awards		–	–
Total		$3,576,203	$566,592

(1)	Represents the intrinsic value of service-based restricted stock units for these Named Executive Officers at April 2, 2016.

In accordance with the terms of his employment agreement, Mr. Bruggeworth would have been entitled to the following payments from Qorvo upon the occurrence of any of the termination events described in the table below as of April 2, 2016. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of April 2, 2016.

Although Mr. Bruggeworth is also entitled to change of control benefits under his employment agreement, pursuant to the terms of his employment agreement, any benefits payable under his change in control agreement with Qorvo offset any benefits paid under his employment agreement following his termination. As of April 2, 2016, the benefits payable under his change in control agreement, as set forth in the above table, would have been equal to the change in control benefits payable under his employment agreement.

Robert A. Bruggeworth		Termination for Any Reason	Termination Due to Death or Total Disability	Termination without Cause or for Good Reason	Termination for Cause	Termination without Good Reason
Base Salary	(1)	$–	$–	$1,544,250	$–	$–
Accrued Annual Bonus	(2)	–	–	–	–	–
Special Bonus	(3)	–	–	2,316,375	–	–
Option Awards	(4)	–	–	–	–	–
Stock Awards	(5)	7,801,480	7,801,480	7,801,480	–	7,801,480
Benefits Continuation	(6)	–	–	35,663	–	–
Accrued Vacation	(7)	74,243	74,243	74,243	74,243	74,243
Total		$7,875,723	$7,875,723	$11,772,011	$74,243	$7,875,723

(1)	With respect to the “Termination without Cause or for Good Reason” column, the amount shown represents two times base salary and would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period.

(2)	Represents previously earned but unpaid cash bonus under our Cash Bonus Plan for a completed performance period, which would be payable in a lump sum within 30 days of the termination date. With respect to the “Termination Due to Death or Total Disability” column, the amount payable is the greater of the accrued annual bonus or the accrued target bonus, in each case for the performance period in which the termination date occurs, which would be payable in a lump sum within 45 days following the end of the performance period in which the termination date occurs. With respect to the “Termination without Cause or for Good Reason” column, the amount shown represents the accrued annual bonus, which would be payable within 45 days following the end of the performance period in which the termination date occurs. Under these severance scenarios, all or a portion of the accrued annual bonus may have already been paid or would nevertheless be payable without regard to the nature of Mr. Bruggeworth’s termination.

(3)	With respect to the “Termination without Cause or for Good Reason” column, the Special Bonus amount shown represents two times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year in which the termination occurs, which would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. Mr. Bruggeworth is not entitled to a Special Bonus under the other severance scenarios set forth in the above table.

(4)	Represents the intrinsic value of unvested options as of April 2, 2016.

(5)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 2, 2016. With respect to the “Termination for Any Reason,” “Termination Due to Death or Total Disability,” “Termination Without Cause or For Good Reason” and “Termination Without Good Reason” columns, the amount shown: (a) reflects the value of unvested service-based restricted stock units which shall continue to vest if and as provided in an individual award agreement and (b) reflects that if and to the extent performance goals are deemed met, Mr. Bruggeworth shall be deemed to have earned a pro-rata number of performance-based restricted stock units for the relevant performance period. With respect to the “Termination for Cause” column, the amount shown: (a) reflects that Mr. Bruggeworth’s unvested service-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise and (b) reflects that Mr. Bruggeworth’s unvested performance-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise.

(6)	Represents the value of continuing health, welfare and other benefits through April 1, 2017, based on the monthly premiums paid by Qorvo at April 2, 2016.

(7)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

As described above, in accordance with the terms of their offer letter agreements, Messrs. Buhaly and Klein are entitled to a lump sum severance payment equal to one year of base salary and continuation of health and life insurance benefits for 12 months in the event of a termination of his employment without cause or a resignation by the officer for good reason. The table below shows the termination benefits that Messrs. Buhaly and Klein would have been entitled to receive from Qorvo upon the occurrence of the termination events described as of April 2, 2016. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of April 2, 2016.

		Steven J. Buhaly			James L. Klein
		Termination for Any Reason	Termination without Cause or for Good Reason	Termination for Cause	Termination for Any Reason	Termination without Cause or for Good Reason	Termination for Cause
Base Salary	(1)	$–	$425,250	$–	$–	$404,250	$–
Option Awards	(2)	611,887	611,887	–	506,879	506,879	–
Stock Awards	(3)	1,798,012	1,798,012	–	1,625,325	1,625,325	–
Benefits Continuation	(4)	–	27,688	–	–	18,467	–
Accrued Vacation	(5)	40,889	40,889	40,889	1,491	1,491	1,491
Total		$2,450,788	$2,903,726	$40,889	$2,133,695	$2,556,412	$1,491

(1)	Represents one year of base salary payable in a lump sum pursuant to the terms of the officer’s employment offer letter agreement.

(2)	Represents the intrinsic value of unvested options as of April 2, 2016 that may be subject to acceleration or may continue to vest if and as provided in individual agreements.

(3)	Represents the intrinsic value of unvested service-based restricted stock units as of April 2, 2016 that may be subject to acceleration or may continue to vest if and as provided in individual agreements.

(4)	Represents the value of continuing health and life insurance benefits for 12 months, based on the monthly premiums paid by Qorvo at April 2, 2016.

(5)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

Director Compensation

As described more fully below, this chart summarizes the annual compensation paid to our non-employee directors for the year ended April 2, 2016. A director who is a Qorvo employee, such as Mr. Bruggeworth, does not receive any compensation for service as a director.

Director Compensation for Fiscal Year Ended April 2, 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Daniel A. DiLeo	90,000	170,172	260,172
Jeffery R. Gardner	100,000	170,172	270,172
Charles S. Gibson	80,000	170,172	250,172
John R. Harding	80,000	170,172	250,172
David H. Y. Ho	56,000	170,172	226,172
Roderick D. Nelson	80,000	170,172	250,172
Ralph G. Quinsey	138,000	170,172	308,172
Walden C. Rhines	100,000	170,172	270,172
Walter H. Wilkinson, Jr.	100,000	170,172	270,172

(1)	These amounts represent the aggregate grant date fair value for restricted stock units granted to the indicated director computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in Note 13 of the Notes to the Consolidated Financial Statements included in the 10-K. The aggregate number of shares that were outstanding and granted during the fiscal year ended April 2, 2016 for each of the directors were as follows:

Name	Aggregate Number of Restricted Awards Outstanding at April 2, 2016 (#)	Number of Restricted Awards Granted in FY16 (#)	Aggregate Number of Options Awards Outstanding at April 2, 2016 (#)
Daniel A. DiLeo	3,260	3,260	53,550
Jeffery R. Gardner	3,260	3,260	8,400
Charles S. Gibson	3,260	3,260	–
John R. Harding	3,260	3,260	20,350
David H. Y. Ho	3,260	3,260	10,660
Roderick D. Nelson	3,260	3,260	17,796
Ralph G. Quinsey	3,260	3,260	668,784
Walden C. Rhines	3,260	3,260	55,912
Walter H. Wilkinson, Jr.	3,260	3,260	35,925

The outstanding restricted stock units vest one year following the grant date.

Directors who were not employees of Qorvo were compensated for their service as a director as shown in the table below:

Schedule of Director Fees for Fiscal Year Ended April 2, 2016

Compensation Item	Amount
Annual Retainers
Chairman of the Board	$138,000
Lead Director	90,000
Board Service	80,000
Audit Committee Chairman (Additional Fee)	20,000
Compensation Committee Chairman (Additional Fee)	20,000
Governance and Nominating Committee Chairman (Additional Fee)	10,000
Corporate Development Committee Chairman (Additional Fee)	10,000

Equity Compensation

In fiscal 2016, each participating non-employee director who was re-elected received an annual restricted stock unit grant, which we refer to as the annual RSU, pursuant to the 2012 Plan, with a value of $170,000. These annual RSUs vest on the first anniversary of the date of grant, subject to continued service. See “Employee Benefit Plans – 2012 Stock Incentive Plan – RF Micro Devices, Inc.,” above for more information.

As noted above, non-employee directors are also eligible to receive discretionary stock-based awards, which may be granted under the 2012 Plan. See “Employee Benefit Plans – 2012 Stock Incentive Plan – RF Micro Devices, Inc.,” above. No discretionary equity awards to non-employee directors were granted in fiscal year 2016.

Our securities trading policy prohibits any pledging or hedging of our securities by directors. This includes purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars and exchange traded funds, which is designed to hedge or offset any risk of decrease in the market value of our common stock.

Other Compensation

We reimburse all directors for expenses incurred in their capacity as directors. Directors may defer all or a portion of their cash retainers by participating in our Nonqualified Deferred Compensation Plan. Commencing with stock awards first made after July 1, 2017, directors may also elect to defer receipt of stock upon vesting. In addition, we offer participation in our group medical insurance program to any non-employee director who agrees to pay the full amount of the premium.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of April 2, 2016 relating to our equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,255,371		$18.98	13,743,699	(2)
Equity compensation plans not approved by security holders (3)	101,798		$14.40	250,942
Total	8,357,169	(4)		13,994,641

(1)	The weighted-average exercise price does not take into account restricted stock units because such units do not have an exercise price.

(2)	The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under our 2012 Plan and 2013 Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our stockholders, see “Employee Benefit Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the ESPP.

(3)	For a more detailed description of these plans, see “Non-Stockholder Approved Plans,” below.

(4)	Includes shares subject to issuance pursuant to outstanding stock options and restricted stock units if certain performance-based and service-based conditions are met. For more detailed information, see “Performance-Based Restricted Stock Units” and “Service-Based Restricted Stock Units” under “Compensation Discussion and Analysis – Elements of Compensation,” above.

Non-Stockholder Approved Plans

The inducement plans described below are intended to comply with NASDAQ Listing Rule 5635(c)(4), which provides an exception to the stockholder approval requirements for the grant of equity awards as a material inducement to an individual entering into employment with the Company.

2008 Inducement Award Program

Effective upon the closing of the Business Combination, the Company assumed the 2008 Inducement Award Program from TriQuint (the “2008 Program”). The 2008 Program provided for the issuance of a maximum number of 921,140 shares. No new awards can be granted under the 2008 Program.

The purposes of the 2008 Program were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business. The 2008 Program authorized the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock or cash awards at the discretion of the compensation committee to new employees.

2015 Inducement Award Plan

Effective January 1, 2015, the Company adopted the 2015 Inducement Stock Plan (the “2015 Plan”). The 2015 Plan provides for the issuance of a maximum number of the sum of 250,000 shares and any shares subject to an award granted under the 2008 Program outstanding as of January 1, 2015, which award is later forfeited, cancelled, terminated or lapses for any reason.

The purposes of the 2015 Plan are to provide a material inducement for the best available persons to become employees of the Company or its affiliates, to attract and retain such employees, and to align the interests of such persons with the interests of the Company and its stockholders. The 2015 Plan authorizes the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, phantom stock awards and other stock or cash awards at the discretion of the compensation committee to new employees. No awards were made under the 2015 Plan during fiscal year 2016.

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and the term of each option will be stated in the stock option agreement.

The number of shares subject to the 2015 Plan and the terms of awards are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 2015 Plan.

In the event of change of control (as defined in the 2015 Plan) each outstanding award under the 2015 Plan will vest and, if applicable, become exercisable if the award is not assumed or substituted, or in the event of such assumption or substitution, the award will still fully vest and, if applicable, become exercisable as to all of the shares subject to the award, including shares which would not otherwise be vested or exercisable if the participant’s employment is terminated by the Company not for cause or by the participant for good reason within six months before or one year after a change of control.

The 2015 Plan provides that the Board may amend or terminate the 2015 Plan without stockholder approval, unless stockholder approval is required by applicable law or rules of an applicable stock exchange, but no amendment or termination of the 2015 Plan or any award agreement may adversely affect any award previously granted under the 2015 Plan without the written consent of the recipient of the award.

During fiscal 2016, no awards were granted under the 2015 Plan.

PROPOSAL 2 – APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. At our 2015 annual meeting, our stockholders voted on, an advisory basis, to include an annual “say-on-pay” proposal in our proxy materials. In accordance with the advisory vote, we determined that we will include a “say-on-pay” proposal in our proxy materials for each annual meeting of stockholders until the next advisory vote on the frequency of future “say-on-pay” votes, which will occur no later than our 2021 annual meeting of stockholders.

This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Highlights of our compensation program include the following:

●	A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and is linked to our operating performance.

●

Equity-based compensation, consisting of performance–based and service-based restricted stock units, makes up a significant portion of the overall compensation of our Named Executive Officers. For performance-based equity awards, one-half are based upon our total stockholder return and the other half are linked to achievement during the year of key Company projects or initiatives that the Compensation Committee believes have a strong potential impact to longer-term stockholder value creation. No minimum equity award is guaranteed.

●

We generally have referred to peer group data to help establish base salaries and target total compensation for each Named Executive Officer. When considering the peer group data, we also consider each Named Executive Officer’s performance, level of responsibility in comparison to the other Named Executive Officers and other internal equitable considerations when establishing base salaries and bonus opportunities and then make adjustments we deem appropriate.

●	We prohibit the backdating or spring-loading of equity awards.

●	We prohibit the repricing of stock options or stock appreciation rights without stockholder approval.

●	We do not provide “perquisites” to our Named Executive Officers.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any hedging of our securities by our employees, including our executive officers. This includes purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars and exchange traded funds, which is designed to hedge or offset any risk of decrease in the market value of our common stock.

●

Our securities trading policy and Corporate Governance Guidelines prohibit any pledging of our securities by our employees, including our executive officers. Accordingly, none of our executive officers has pledged our common stock.

●	We have established stock ownership guidelines for our Named Executive Officers and impose “clawback” restrictions in our senior officer equity awards in the event of certain prohibited conduct.

●	We set aggregate equity awards at a level at or below the median of our peer group run rate to avoid a level of stock plan overhang greater than the average of our peer group.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – REAPPROVAL OF CASH BONUS PLAN

The Qorvo, Inc. Cash Bonus Plan (such plan, as amended and restated effective June 9, 2016, being referred to in this proposal as the “Cash Bonus Plan”), provides for performance-based cash incentive compensation which is payable to selected employees of Qorvo upon attainment of pre-established, objective performance goals. Annual incentive compensation is a key component of Qorvo’s pay-for-performance strategy and is implemented through our Cash Bonus Plan.

Why We Believe You Should Vote for Proposal 3

We believe it is in the best interests of Qorvo and its stockholders for Qorvo to continue to have a stockholder-approved bonus plan such as the Cash Bonus Plan that allows Qorvo both to provide selected employees with a strong incentive to meet or exceed specified financial and business goals and to potentially be able to deduct the full amounts paid under the plan for U.S. federal corporate income tax purposes. Without stockholder approval, however, Code Section 162(m) could limit the amount we may deduct as compensation paid to certain key employees.

On May 31, 2016, the Compensation Committee recommended that the Board approve, and on June 9, 2016 the Board approved, the amended and restated Cash Bonus Plan. The Compensation Committee also recommended that the Board approve, and the Board approved, the submission of the Cash Bonus Plan for approval by our stockholders at the annual meeting of stockholders to meet the requirements of Code Section 162(m). One of the requirements of “performance-based compensation” for purposes of Code Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders, and that the plan be reapproved by the company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the plan. We are consequently now requesting stockholder approval of the Cash Bonus Plan for purposes of Code Section 162(m), as more fully described below.

In the event that the Cash Bonus Plan is not reapproved by the stockholders, payments made to certain of our executive officers may not be deductible for federal income tax purposes under Code Section 162(m). If stockholders do not reapprove the Cash Bonus Plan, the Compensation Committee will reevaluate the appropriate means to provide annual incentive compensation opportunities to our executives and other employees.

Background

The Cash Bonus Plan was first approved by the Board of Directors of RFMD and RFMD shareholders in 2006. In accordance with Code Section 162(m), RFMD shareholders approved the terms of the Cash Bonus Plan in 2011. The Cash Bonus Plan was assumed from RFMD in connection with the Business Combination.

Key features of the Cash Bonus Plan include the following:

●	The Cash Bonus Plan is administered by the Compensation Committee, which is comprised solely of independent directors.

●

Bonus amounts payable to covered employees (as defined below) that are structured to qualify under Code Section 162(m) are paid only upon attainment of specified, pre-established performance objectives.

●	The maximum bonus any participant may be granted during any fiscal year under the Cash Bonus Plan is $5,000,000 (which limit is not proposed to be increased).

Recent Cash Bonus Plan Amendments

The Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Cash Bonus Plan effective June 9, 2016. The amendments (a) expanded the class of employees eligible to receive compensation under the Cash Bonus Plan from salaried employees to all employees of Qorvo and its affiliates, (b) revised the business criteria that may be established as performance goals for participants in the Cash Bonus Plan, (c) provided that adjustments may be made to the terms of the awards or performance goals due to extraordinary items, transactions, events or developments, or in recognition of any other unusual or infrequent events affecting Qorvo or Qorvo’s financial statements, in addition to such other adjustments as specified in the Cash Bonus Plan, and (d) made certain other technical modifications to the Cash Bonus Plan that are intended to be in Qorvo’s best interests. The business criteria were revised to better align such criteria with Qorvo’s operations and objectives and provide Qorvo with additional flexibility in determining the criteria used for awards under the Cash Bonus Plan. The adjustments that may be made under the Cash Bonus Plan were updated to correspond to changes in accounting standards made by the FASB.

Code Section 162(m) Requirements

As noted above, the Cash Bonus Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, Qorvo’s tax deduction for awards made under the plan to “covered employees” (generally, the chief executive officer and the three other highest compensated executive officers other than the chief financial officer). Code Section 162(m) generally denies a public corporation a deduction for compensation in excess of $1,000,000 paid to any covered employee unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. In addition to other requirements for the performance-based compensation exception, stockholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. In an attempt to preserve, to the extent practicable, Qorvo’s ability to deduct compensation payable under the Cash Bonus Plan to covered employees, we are proposing that stockholders reapprove the Cash Bonus Plan. The material terms subject to stockholder approval include: (a) the employees eligible to receive compensation; (b) a description of the business criteria upon which the performance goal is based; and (c) either the maximum dollar amount of compensation that may be paid to an employee during a specified period, or the formula used to calculate the amount of compensation to be paid, if the performance goal is met. Each of the material terms is described below. The participant award limitation provision is not proposed to be changed; minor modifications to the eligibility and performance criteria are discussed under “Eligibility” and “Grant of Awards; Performance Objectives,” below.

Summary of the Cash Bonus Plan

The following is a summary of the Cash Bonus Plan and is qualified in its entirety by reference to the full text of the Cash Bonus Plan, which is attached to this proxy statement as Appendix A. A copy of the Cash Bonus Plan may be obtained by contacting Qorvo’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. An electronic copy of the Cash Bonus Plan is also available free of charge as an appendix to the electronic version of this proxy statement on the SEC’s website at www.sec.gov. Stockholders may also receive a copy of the form of the Cash Bonus Plan prior to its amendment and restatement by contacting Qorvo’s Investor Relations Department or by referring to the exhibit index of our most recent Annual Report on Form 10-K, accessible on the SEC’s website at www.sec.gov.

Purpose. The purpose of the Cash Bonus Plan is to provide selected employees of Qorvo and affiliates with the opportunity to earn awards based upon attainment of pre-established, objective performance goals. The Cash Bonus Plan is also intended to promote a closer identification of participants’ interests with Qorvo’s and stockholders’ interests and thus further stimulate participants’ efforts to enhance our efficiency, profitability, growth and value. Awards granted under the Cash Bonus Plan are in the form of cash bonus awards.

Eligibility. Participants in the Cash Bonus Plan are those employees of Qorvo and affiliates who are selected by the Compensation Committee or its designee to participate. At this time, approximately 5,250 employees, including our Named Executive Officers, are eligible to participate in the Cash Bonus Plan. Non-employee service providers and non-employee directors are not eligible to participate.

Administration; Amendment and Termination. The Cash Bonus Plan is administered by the Compensation Committee or a subcommittee of the Compensation Committee. Subject to the terms of the Cash Bonus Plan, the Compensation Committee has the authority to take any action with respect to the Cash Bonus Plan, including but not limited to the authority to: (a) determine all matters related to awards, including selection of individuals to be granted awards and all other terms, conditions, restrictions and limitations of an award; and (b) construe and interpret the Cash Bonus Plan and any related documents, establish and interpret rules and regulations for administration of the Cash Bonus Plan and make all other determinations necessary or advisable for administering the Cash Bonus Plan.

The Board may amend, discontinue or terminate the Cash Bonus Plan in whole or in part at any time, subject to: (a) stockholder approval of any amendments if required by applicable laws, rules or regulations; and (b) participant consent if such action may adversely affect any award earned and payable under the Cash Bonus Plan at that time. However, the Compensation Committee has unilateral authority to amend the Cash Bonus Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules and regulations and to reduce or eliminate an award. In addition, the Compensation Committee’s authority to grant awards and authorize payments under the Cash Bonus Plan does not restrict its authority to grant compensation to employees under other Qorvo compensation plans or programs.

Grant of Awards; Performance Objectives. At the time it establishes performance objectives for a performance period, the Compensation Committee assigns to each participant a target cash bonus award applicable for the particular performance period. A performance period may be a fiscal year, fiscal quarter or portion thereof, and performance periods may overlap. A participant’s award, if any, is earned based on the attainment of written performance objectives approved by the Compensation Committee for the performance period. To the extent an award is intended to qualify as performance-based compensation under Code Section 162(m), the Compensation Committee shall designate the participant and performance objectives during the first 90 days of each performance period and before 25% of the relevant performance period has passed (or otherwise at such time and on such terms as will ensure that such award will, to the extent practicable, qualify as performance-based compensation for purposes of Code Section 162(m)). The performance measures may apply to an individual, to a business unit or function at the Company, to the Company as a whole, or to any combination of individual, business unit or function, or Company performance. Additionally, the performance measures may relate to Qorvo, one or more of its affiliates and/or one or more of its divisions, units, partnerships, joint venturers or minority investments, facilities, product lines or products. The targeted level or levels of performance may be established at such levels and on such terms in the Compensation Committee’s discretion, including, without limitation, on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices. In the case of awards granted to covered employees that are intended to qualify as performance-based compensation under Code Section 162(m), the performance measures must be objective and must be based upon one or more of the following criteria, as determined by the Committee:

(a) revenues or sales; (b) gross margins, operating margins or profit margins; (c) earnings (including net income or loss; operating profit; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes and depreciation; earnings before interest and taxes; earnings before or after taxes; and earnings before special or extraordinary items) or earnings, income or loss per share; (d) net bookings; (e) product production or shipments; (f) income, net income, operating income, net operating income, net operating profit, controllable profits, pre-tax profit or operating margin; (g) book value per share; (h) return on stockholders’ equity, return on investment, return on assets or net assets, return on capital, return on invested capital, return on sales or return on revenues; (i) improvements in capital structure; (j) expense management; (k) debt reduction or debt levels; (l) maintenance or improvement of gross margins, operating margins or profit margins; (m) stock price or total stockholder return; (n) market share; (o) profitability; (p) costs; (q) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (r) working capital; (s) economic wealth created; (t) operational performance, including orders, backlog, deferred revenues, revenue per employee, overhead, days sales outstanding, inventory turns or other expense levels; (u) minimum cash balances, (v) asset turns; (w) product or technological developments; and/or (x) strategic business criteria, based on meeting specified goals or objectives related to market penetration, new products, design wins, geographic business expansion, cost targets, reductions and savings, improvement in or attainment of working capital levels, productivity and efficiencies, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, workforce diversity, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices, negotiation of transactions, formation of joint ventures, research or development collaborations, completion of corporate transactions and/or execution of pre-approved corporate strategy.

The Compensation Committee may apply other performance criteria for awards that are not intended to qualify as performance-based compensation under Code Section 162(m), which may or may not be objective. Also, the Compensation Committee may adjust awards and performance objectives due to extraordinary items, transactions, events or developments, or in recognition of any other unusual, nonrecurring or infrequent events affecting Qorvo or Qorvo’s financial statements, or in response to changes in applicable laws, rules and regulations, accounting principles, tax rates (and interpretations thereof), business conditions or the Compensation Committee’s assessment of the business strategy of Qorvo, in addition to such other adjustments as specified in the Cash Bonus Plan, although generally no such adjustment may be made with respect to an award that is intended to qualify as performance-based compensation under Code Section 162(m), unless permitted under Code Section 162(m), except for payments upon a change of control, certain terminations of employment or other circumstances described in the Cash Bonus Plan.

Earning and Payment of Awards; Award Limitations. As soon as practicable after the end of a performance period, the Compensation Committee determines whether the performance goals for the period were met, and, if so, at what level of achievement under specific formulae established for the period. Awards are paid after the Compensation Committee has determined the amount of the award and, with respect to awards that are intended to qualify as performance-based compensation under Code Section 162(m), confirmed in writing that the participant met applicable performance goals. The maximum amount of awards that may be granted under the Cash Bonus Plan to any one participant in any one fiscal year may not exceed $5,000,000. The Compensation Committee has unilateral discretion to reduce or eliminate the amount of an award, including an award otherwise earned and payable under the Cash Bonus Plan, but does not have the discretion to increase the amount of an award payable under the Cash Bonus Plan that is intended to qualify as performance-based compensation under Code Section 162(m) (except as otherwise provided in the Cash Bonus Plan in the event of a change in control). Qorvo reserves the right to pay discretionary bonuses outside of the Cash Bonus Plan if it is determined that it is in the best interests of Qorvo to do so.

Effect of Termination and Other Events; Covenants. The Compensation Committee has discretion to determine whether awards will be paid or forfeited in the event of a participant’s termination of employment or other events before the end of a performance period or settlement of such awards, including the discretion to permit pro rata payment for partial service during a performance period based on the extent the award would have been earned if the participant had remained employed. Unless the Compensation Committee determines otherwise, if a participant’s employment is terminated (other than for cause) after the completion of a performance period in which an award has been earned, but prior to the date of payment of the award, then the award shall be paid to the former employee participant. In addition, the Compensation Committee may require a participant to enter into non-competition, non-solicitation, confidentiality or other similar covenants as a condition to the grant or payment of an award under the Cash Bonus Plan.

Change of Control. Upon a change of control (as defined in the Cash Bonus Plan): (a) all outstanding awards under the Cash Bonus Plan will be deemed to be earned at target bonus based on the assumption that any applicable performance goals were met in full, except that the amount of any such target bonus will be reduced on a pro rata basis so that the participant receives only a pro rata portion of the target bonus for each completed month of the applicable performance period which had elapsed when the change of control occurred; or (b) the Compensation Committee, in its sole and absolute discretion, may determine that any or all awards granted pursuant to the Cash Bonus Plan shall be deemed to be earned in an amount greater than the amount of the pro rata bonus payments that would otherwise be payable in (a) above, up to the maximum bonus opportunity. In both cases (a) and (b), awards will be payable without regard to whether such bonuses are deductible under Code Section 162(m) and without regard to whether the participant continues in service following the change of control. In addition, in the event that a participant has entered into an employment agreement, change in control or similar agreement, plan or program with us, the participant will be entitled to the greater of benefits payable under the Cash Bonus Plan or the respective arrangement, and such arrangements will not reduce the benefits that would otherwise be payable under the Cash Bonus Plan.

Transferability. Unless the Compensation Committee determines otherwise, awards and any other rights under the Cash Bonus Plan may not be transferred, pledged or assigned except by designation of a beneficiary or by will or the laws of intestate succession.

Material Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the Cash Bonus Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Qorvo. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

In general, a participant in the Cash Bonus Plan will be taxed at ordinary income rates on any cash bonus in the year received. Generally, Qorvo will receive a federal income tax deduction corresponding to the amount included in the participant’s income (subject to compliance with the Code Section 162(m) requirements described herein).

Code Section 409A

Code Section 409A imposes certain requirements on compensation that is deemed under Code Section 409A to involve deferred compensation. Awards granted under the Cash Bonus Plan are designed to be exempt from (or comply with) Code Section 409A. However, if Code Section 409A is deemed to apply to the Cash Bonus Plan or any award, and the Cash Bonus Plan and award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. Subject to Code Section 162(m) and certain reporting requirements, Qorvo will be entitled to an income tax deduction with respect to the amount of compensation includable as income to the participant. Qorvo does not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Performance-based Compensation – Section 162(m) Requirements

As noted above, the Cash Bonus Plan is designed to allow the Compensation Committee in its discretion to pay performance-based compensation to covered employees that is intended to be exempt from Code Section 162(m). However, we reserve the discretion to award compensation under the 2016 Plan that does not comply with the Code Section 162(m) exemption.

Plan Benefits

As noted above, awards made under the Cash Bonus Plan are made at the Compensation Committee’s discretion and are based on attainment of performance goals. Accordingly, it is not possible to determine at this time the amount of the awards that will be paid for the current fiscal year or the amount of future awards under the Cash Bonus Plan. However, the cash bonuses that were earned by the Named Executive Officers for fiscal 2016 under the Cash Bonus Plan are described above in the Summary Compensation Table and 2016 Grants of Plan-Based Awards Table. The Cash Bonus Plan is also described in further detail under “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive Opportunities,” above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE CASH BONUS PLAN.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed KPMG LLP to audit the consolidated financial statements of Qorvo for fiscal 2017. KPMG LLP, an independent registered public accounting firm, has served as Qorvo’s independent auditor since January 1, 2015. A representative from KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although stockholder ratification of the appointment is not required by law, we desire to solicit such ratification. If the appointment of KPMG LLP is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2017.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 1, 2017.

Independent Registered Public Accounting Firm Fee Information

The following table shows the aggregate fees that were paid or accrued for the audit and other services provided by KPMG LLP for fiscal year 2016 and the Post-Combination Period.

	2016	Post-Combination Period
Audit Fees	$2,794,768	$1,927,000
Audit-Related Fees	0	0
Tax Fees	258,379	60,111
All Other Fees	22,777	115,407
Total	$3,075,924	$2,102,518

Audit Fees. This category includes fees for: (a) the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q; (b) the audit of our internal control over financial reporting; and (c) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees for assurance and related services provided by our auditors that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by KPMG LLP for tax compliance, tax planning, tax advice and value added tax process review. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

All Other Fees. This category includes the aggregate fees for products and services provided by KPMG LLP that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to KPMG LLP in fiscal year 2016 and the proposed non-audit related services and proposed fees for fiscal year 2017 and has determined that such services and fees are compatible with the independence of KPMG LLP. All audit and non-audit related services were approved by the Audit Committee prior to such services being rendered.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director under existing Nasdaq listing standards and SEC requirements. In addition, the Board has determined that Messrs. Gardner and Gibson are “audit committee financial experts,” as defined by SEC rules.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s evaluation of our internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board standards and SEC Rule 2-07 of Regulation S-X. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended April 2, 2016 for filing with the SEC. This report has been prepared by members of the Audit Committee. Current members of this committee are:

Jeffery R. Gardner (Chairman)

Daniel A. DiLeo

Charles Scott Gibson

Roderick D. Nelson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, Qorvo’s directors, officers and beneficial owners of more than ten percent of Qorvo’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and we are required to report any failure to file by the established dates. To our knowledge, all of these filing and reporting requirements were satisfied by our directors, officers and principal stockholders during the most recent fiscal year and prior fiscal years.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Board maintains a written policy regarding transactions that involve Qorvo and any of its executive officers, directors, director nominees or five percent or greater stockholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to Qorvo than, transactions that would be available from unaffiliated parties.

The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which Qorvo was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of the disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of Qorvo and its stockholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.

In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (a) the benefits to Qorvo; (b) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the proposed related person transaction; and (e) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Governance and Nominating Committee may, from time to time as it determines in its discretion to be appropriate, review periodically any previously approved or ratified related person transaction to determine if it is in the best interests of us and our stockholders to continue, modify or terminate such related person transaction.

We did not engage in any related person transactions during the year ended April 2, 2016.

PROPOSALS FOR 2017 ANNUAL MEETING

Pursuant to SEC Rule 14a-8, under certain conditions, stockholders may request that we include a proposal in our proxy materials for a forthcoming meeting of Qorvo stockholders. Any stockholder desiring to include a proposal in our proxy materials pursuant to Rule 14a-8 must ensure that we receive the proposal at our principal executive office in Greensboro, North Carolina by February 22, 2017 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to our 2017 Annual Meeting.

If a stockholder desires to propose any business from the floor during the meeting (other than pursuant to Rule 14a-8 or our proxy access bylaw provisions), our bylaws provide that the stockholder must deliver or mail timely advance written notice of such business to our principal executive office. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on the 90th day before the first anniversary of the date of the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to such anniversary. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the later the close of business on the 90th day prior to the annual meeting, or notice by the stockholder must be delivered by the 10th day following the notice date for such meeting if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting.

If a stockholder desires to propose a director candidate for nomination to the Board of Directors pursuant to our proxy access bylaw provisions, our bylaws provide that the stockholder must deliver or mail timely advance written notice of such nomination to our principal executive office. Under our bylaws, to be timely, such stockholder’s notice generally must be delivered to our Secretary not later than the close of business on the 120th day before the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting and not later than the close of business on the 150th day before such anniversary. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the 120th day prior to such annual meeting, or notice by the stockholder must be delivered by the 10th day following the day on which public announcement of the date of such meeting is first made.

Each item of business proposed by a stockholder, including director nominations, must be made in accordance with our bylaws, our Corporate Governance Guidelines and any other applicable law, rule or regulation. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under “Procedures for Director Nominations” on page 10 of this proxy statement. If written notice is not given in accordance with these requirements, the proposal or proposed director candidate will be considered untimely and Qorvo may exclude such business from consideration at the meeting.

If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the matter even if the proposal or proposed director candidate was not discussed in the proxy statement. Assuming that the date of our annual meeting of stockholders is not advanced or delayed in the manner described above:

●

Appropriate notice of a proposal or proposed director candidate (other than pursuant to Rule 14a-8 or our proxy access bylaw provisions) for the 2017 Annual Meeting would need to be delivered to our principal executive office no earlier than April 5, 2017 and no later than May 5, 2017 to be considered timely.

●

Appropriate notice of a proposed director candidate pursuant to the proxy access provisions of our bylaws for the 2017 Annual Meeting would need to be delivered to our principal executive office no earlier than January 23, 2017 and no later than February  22, 2017.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” annual reports, proxy statements and Notices of Internet Availability of Proxy Materials. This means that only one copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder upon request submitted in writing to Qorvo at the following address: Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any stockholder who wants to receive separate copies of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact Qorvo at the above address and telephone number.

FINANCIAL INFORMATION

Our annual report for the fiscal year ended April 2, 2016 is enclosed. Upon written request, we will provide without charge to any stockholder of record or beneficial owner of common stock a separate copy of our Annual Report on Form 10-K for the fiscal year ended April 2, 2016, including financial statements, filed with the SEC. Any such request should be directed to Doug Delieto, our Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matter to come before the 2016 annual meeting. However, if any other matter requiring a vote of the stockholders arises, the persons named in the accompanying proxy will vote properly executed proxies in accordance with their best judgment.

By Order of the Board of Directors,

Jeffrey C. Howland

Secretary

Dated: June 22, 2016

APPENDIX A: QORVO, INC. CASH BONUS PLAN

(As Amended and Restated Through June 9, 2016)

1. Purpose; Plan Background

The purpose of the Qorvo, Inc. Cash Bonus Plan, as previously amended and as it may be further amended (the “Plan”), is to provide selected employees of Qorvo, Inc. and its affiliated companies (collectively, the “Company”) with the opportunity to earn awards in the form of cash bonuses based upon attainment of preestablished, objective performance goals, thereby promoting a closer identification of the participating employees’ interests with the interests of the Company and its stockholders, and further stimulating such employees’ efforts to enhance the efficiency, profitability, growth and value of the Company.

2. Plan Administration

(a) Administration: The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company or a subcommittee of the Committee. To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall be comprised of at least two members and each member of the Committee (or subcommittee of the Committee) shall be an “outside director” as defined in Code Section 162(m) and related regulations. In addition, the members of the Compensation Committee shall be deemed independent if and to the extent required under Section 10C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules of The NASDAQ Stock Market LLC or other applicable stock exchange or national securities association. In addition to action by meeting in accordance with applicable laws, any action of the Committee with respect to the Plan may be taken by a written instrument signed (including any electronic signature complying with the U.S. federal ESIGN Act of 2000) by all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called.

(b) Administrator Authority: Subject to the terms of the Plan, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including, but not limited to, the authority to (i) determine all matters relating to awards, including selection of individuals to be granted awards and all terms, conditions, restrictions and limitations of an award; and (ii) construe and interpret the Plan and any instruments evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s authority to grant awards and authorize payments under the Plan shall not in any way restrict the authority of the Committee to grant compensation to employees under any other compensation plan or program of the Company. The Committee also shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive.

(c) Delegation of Authority: Notwithstanding the foregoing, the Committee may delegate the administration of the Plan to one or more of its designees (subject to any conditions imposed by the Committee), but only with respect to matters which would not affect the deductibility under Code Section 162(m) of compensation paid under the Plan to “covered employees” (as such term is defined in Code Section 162(m) and related regulations) to the extent such compensation is intended to qualify as “performance-based compensation” under Code Section 162(m), or as may otherwise be permitted under applicable laws, rules or regulations. In the case of any such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires. No member of the Board or the Committee shall be liable for any action, determination or decision made in good faith with respect to the Plan or any award paid under it. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s certificate of incorporation and bylaws.

3. Eligibility

The participants in the Plan (individually, a “participant,” and collectively, the “participants”) shall be those employees of the Company who are designated from time to time by the Committee or its designees as being eligible to participate under the Plan based on criteria established from time to time by or at the direction of the Committee. Participation in the Plan for any one performance period does not guarantee that an employee will be entitled to participate in any other performance period. For the purposes of the Plan, “performance period” shall mean a period established by the Committee during which performance shall be measured to determine if any payment will be made under the Plan. A performance period may be coincident with one or more fiscal years or fiscal quarters of the Company, or any portion thereof, and performance periods may be overlapping.

4. Nature of Awards

Awards granted under the Plan shall be in the form of cash bonuses.

5. Awards

(a) Grant of Awards: At the time performance objectives are established for a performance period as provided in Section 5(b) herein, the Committee also shall assign to each participant a target cash bonus award applicable for the particular performance period (each, a “target bonus”). A participant’s award, if any, shall be earned based on the attainment of written performance objectives approved by the Committee for a specified performance period, as provided in Section 5(b) herein. In the case of awards granted to covered employees that are intended to comply with Code Section 162(m), designation of such covered employees and such performance objectives shall be established by the Committee (i) while the outcome for the performance period is substantially uncertain, and (ii) (A) no more than 90 days after the commencement of the performance period to which the performance objective relates and (B) before 25% of the relevant performance period has elapsed (or otherwise at such time and upon such terms as to ensure that the award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). During any fiscal year of the Company, no participant may be granted more than the maximum award limitation stated in Section 5(d) herein. The Committee may adjust awards as appropriate for partial achievement of goals, exemplary effort on the part of a participant and/or other external, extraordinary or mitigating circumstances and may also interpret and make necessary and appropriate adjustments to performance goals and the manner in which such performance goals are evaluated; provided, however, that, except as may be otherwise provided in Section 6 or Section 7, no such adjustment shall be made with respect to an award intended to qualify as performance-based compensation under Code Section 162(m) and granted under the Plan to a participant who is a “covered employee” if such adjustment would cause the award to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(b) Performance Objectives: For each performance period, the Committee shall establish one or more specific performance measures and specific goals for each participant, for each group of participants or for all participants. The performance objectives established by the Committee shall be based on one or more performance measures that apply to the individual participant (“individual performance”), to a business unit or function at the Company (“business unit/function performance”), to the Company as a whole (“corporate performance”), or to any combination of individual performance, business unit/function performance or corporate performance. Without limiting the foregoing, performance goals for business unit/function performance may be set for an identifiable business group, division, segment, unit, affiliate, facility, product line, product or function (such as sales, manufacturing or research and development). If a participant’s performance goals are based on a combination of individual performance, business unit/function performance and/or corporate performance, the Committee may weight the importance of each type of performance that applies to such participant by assigning a percentage to it. In the case of awards granted to participants that are intended to qualify for the performance-based compensation exception under Code Section 162(m), the performance objectives shall be objective and shall be based upon one or more of the following criteria, as determined by the Committee: (i) revenues or sales; (ii) gross margins, operating margins or profit margins; (iii) earnings (including net income or loss, operating profit; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes and depreciation; earnings before interest and taxes; earnings before or after taxes;; and earnings before special or extraordinary items) or earnings, income or loss per share; (iv) net bookings; (v) product production or shipments; (vi) income, net income, operating income, net operating income, net operating profit, controllable profits, pre-tax profit or operating margin; (vii) book value per share; (viii) return on stockholders’ equity, return on investment, return on assets or net assets, return on capital, return on invested capital, return on sales or return on revenues; (ix) improvements in capital structure; (x) expense management; (xi) debt reduction or debt levels; (xii) maintenance or improvement of gross margins, operating margins or profit margins; (xiii) stock price or total stockholder return; (xiv) market share; (xv) profitability; (xvi) costs; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) working capital; (xix) economic wealth created; (xx) operational performance, including orders, backlog, deferred revenues, revenue per employee, overhead, days sales outstanding, inventory turns, or other expense levels; (xxi) minimum cash balances, (xxii) asset turns; (xxiii) product or technological developments; and/or (xxiv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, new products, design wins, geographic business expansion, cost targets, reductions and savings, improvement in or attainment of working capital levels, productivity and efficiencies, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, workforce diversity, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices, negotiation of transactions, formation of joint ventures, research or development collaborations, completion of corporate transactions and/or execution of pre-approved corporate strategy. In addition, with respect to awards granted to participants that are not intended to qualify for the performance-based compensation exception under Code Section 162(m), the Committee may approve performance objectives based on other criteria, which may or may not be objective. The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its divisions, units, partnerships, joint venturers or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof. In addition, the performance measures may be subject to adjustment as provided in Section 11(i) herein.

(c) Earning of Awards: As soon as practicable after the end of the performance period, the Committee shall determine whether the performance goals for the performance period were achieved and, if so, at what level of achievement under specific formulae established for the performance period. If the performance goals were met for the performance period, the Committee shall determine the amount, if any, of the award earned by each participant and such award shall be paid in accordance with Section 5(e) herein (subject, however, to the limitation on awards stated in Section 5(d) herein).

(d) Maximum Award Payable to Any One Participant: Other provisions of the Plan notwithstanding, the maximum amount of cash bonus awards that may be granted under the Plan to any one participant in any one fiscal year shall not exceed $5,000,000.

(e) Payment of Awards: An award earned by a participant with respect to a performance period shall be paid to him following the determination of the amount, if any, of the award and, with respect to participants who are covered employees, the Committee’s written certification (which may be by approval of the minutes from the meeting in which the certification was made or by a written certification signed by a duly authorized officer of the Company who attended the Committee meeting of the certifications made by the Committee in its meeting, or other approval made in accordance with Code Section 162(m)) that the participant achieved his performance goals. Without limiting the foregoing, awards payable under the Plan shall be paid no later than the later of (i) the 15th day of the third month following the end of the participant’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or shall otherwise be structured in a manner to be exempt from, or in compliance with, Code Section 409A. Notwithstanding the foregoing, when the Company reasonably anticipates that any deduction for its payment would be limited or eliminated by Code Section 162(m), such payment may be delayed until the earlier of the following: (i) the date which is as soon as reasonably practicable following the first date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by Code Section 162(m), or (ii) the date which is as soon as reasonably practicable following the end of the calendar year in which the participant separates from service, or such payment shall be otherwise structured so as to comply with Code Section 409A, related regulations and other guidance. The Committee shall not have any discretion to increase the amount of an award earned and payable pursuant to the terms of the Plan, to the extent such compensation is intended to qualify as performance-based compensation under Code Section 162(m) (except to the extent otherwise provided pursuant to Section 7 herein in the event of a change of control). The Committee shall have the unilateral discretion to reduce or eliminate the amount of an award granted to any participant, including an award otherwise earned and payable pursuant to the terms of the Plan.

6. Termination of Employment and Other Events; Covenants

The Committee shall specify the circumstances in which awards shall be paid or forfeited in the event of termination of employment by the participant or other event prior to the end of a performance period or prior to payment of such awards. Unless otherwise determined by the Committee, if a participant dies, retires, is granted a leave of absence, or if the participant’s employment is otherwise terminated (except for cause by the Company): (a) during a performance period, then a pro rata share of the participant’s award based on the period of actual participation may, at the Committee’s discretion, be paid to the participant after the end of the performance period if and to the extent that it would have become earned and payable had the participant’s employment status not changed, and (b) after the completion of a performance period in which an award has been earned, but prior to the date of payment of such award, then such award shall be paid to the former employee participant. The Committee may require a participant, as a condition to the grant or payment of an award, to enter or have entered into agreements or covenants with the Company obligating the participant to not compete, to not interfere with the relationships of the Company with customers, suppliers or employees in any way, to refrain from disclosing or misusing confidential or proprietary information of the Company, and to take or refrain from taking such other actions adverse to the Company as the Committee may specify. The form of such agreements or covenants shall be specified by the Committee, which may vary such form from time to time and require renewal of the agreements or covenants, as then specified by the Committee, in connection with the allocation or payout of any award. For the purposes herein, termination for “cause” shall mean termination for cause under the terms of any employment, consulting, change in control or similar agreement, plan or program, if any, between the Company and the participant, or, if the participant has not entered into any such agreement, plan or program (or if any such agreement, plan or program does not define “cause”), “cause” shall have the meaning ascribed to such term under Qorvo, Inc.’s 2012 Stock Incentive Plan (as it may be further amended, or any successor to such stock incentive plan, the “Stock Plan”).

7. Change of Control

(a) Notwithstanding any other provision in the Plan to the contrary, and except as may be otherwise provided in Section 7(b) herein, in the event of a “change of control” (as defined in Section 7(c)), all outstanding awards under the Plan shall be deemed to be earned at target bonus based on the assumption that any applicable performance goals were met in full; provided, however, that the amount of any such target bonus shall be reduced on a pro rata basis, so that the participant shall only receive a pro rata portion of the target bonus for each completed month of the applicable performance period which had elapsed when the change of control occurred. By way of example (and not limitation), if (i) a participant would have been entitled to a $100,000 target bonus based on attainment of applicable performance goals during a 12-month performance period, and (ii) a change of control occurs during the seventh month of the performance period, the participant shall be entitled to a $50,000 bonus (one-half of the $100,000 target bonus that would otherwise have been payable if the full performance period had elapsed), treating any applicable performance goals as being fully met. In the event of a change of control, any bonuses payable under Section 7 shall be immediately due and payable, without regard to whether such bonuses are deductible under Code Section 162(m) and without regard to whether the participant continues in service in the same position following the change of control, has a change in position or responsibility, or is terminated from employment with the Company (or successor or surviving corporation). In addition, without in any way limiting the preceding, in the event that a participant has entered into an employment agreement, change in control agreement or similar agreement, plan or program with or of the Company, the participant shall be entitled to the greater of the benefits payable upon a change of control of the Company pursuant to Section 7 herein or the respective employment agreement, change in control agreement or similar agreement, plan or program, and such employment agreement, change in control agreement or similar agreement, plan or program shall not be construed to reduce in any way the benefits otherwise payable to a participant upon the occurrence of a change of control as defined in the Plan.

(b) Notwithstanding the provisions of Section 7(a), in the event that a change of control occurs, the Committee may, in its sole and absolute discretion, determine that any or all awards granted pursuant to the Plan shall be deemed to be earned in an amount greater than the amount of pro rata bonus payments that would otherwise be payable under Section 7(a) herein, up to the maximum bonus opportunity. In the event of a change of control, the Company or the surviving or acquiring corporation shall not take any action to reduce the awards granted pursuant to the Plan below the amount of pro rata payments that would otherwise be payable under Section 7(a) herein.

(c) For the purposes herein, for each participant, a “change of control” shall have the definition given the term “change in control” in the participant’s change in control agreement with the Company, or, if the participant has not entered into a change in control agreement with the Company, then a “change of control” shall have the meaning ascribed to such term under the Stock Plan.

8. No Right to Employment

Nothing contained in this Plan or any action taken pursuant to the Plan shall be construed as conferring upon any participant the right or imposing upon him the obligation to continue in the employment of or service to the Company, nor shall it be construed as imposing upon the Company the obligation to continue the employment or service of a participant. Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a participant with respect to an award and distribution of any cash payment subject to an award shall terminate and be forfeited upon a participant’s termination of employment or service with the Company.

9. Amendment and Termination

The Board of Directors of the Company may amend, discontinue or terminate the Plan in whole or in part at any time, provided that (a) approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable laws, rules or regulations; and (b) except as otherwise provided in Section 5(e), no such amendment, discontinuance or termination of the Plan shall adversely affect any award earned and payable under the Plan as of the date of such amendment or termination without the participant’s consent. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Section 162(m) and Code Section 409A, related regulations and other guidance), and to reduce or eliminate the amount of an award, as provided in Section 5(e).

10. Effective Date

The Plan became effective on June 1, 2006, following approval by the Board and the stockholders of the Company as required by Code Section 162(m) and related regulations. The Plan was amended and restated effective June 20, 2011, January 1, 2015 and June 9, 2016, subject to stockholder approval as required by Code Section 162(m). To the extent required under Code Section 162(m), awards under the Plan granted prior to any required stockholder approval shall be conditioned upon and shall be payable only upon approval of such performance criteria by the stockholders of the Company in accordance with the requirements of Code Section 162(m).

11. Miscellaneous

(a) Taxes; Offset: Any tax required to be withheld by any government authority shall be deducted from each award. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the participant or any other person. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with awards (including any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee, in its sole discretion (but subject to applicable law), may apply any amounts payable to any participant hereunder as a setoff to satisfy any liabilities owed to the Company by the participant.

(b) Nonassignability: Unless the Committee determines otherwise, awards and any other rights under the Plan shall not be subject to anticipation, alienation, pledge, transfer or assignment by any person entitled thereto, except by designation of a beneficiary or by will or the laws of intestate succession.

(c) No Trust; Unfunded Plan: The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participants. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the participants or any other person or constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d) Impact of Plan Award on other Plans: Awards granted pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either (i) such other plan, program or arrangement provides that compensation in the form of awards payable under the Plan are to be considered as compensation thereunder, or (ii) the Committee so determines. The adoption of the Plan shall not affect any other incentive or other compensation plans or programs in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

(e) Facility of Payments: If a participant or any other person entitled to receive an award under this Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.

(f) Beneficiary Designation: The Committee may permit a participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of awards, if any, to which the participant is otherwise entitled in the event of death. In the absence of such designation by a participant, and in the event of the participant’s death, the estate of the participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.

(g) Governing Law: The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.

(h) Compliance with Code Section 162(m): The Company intends that compensation under the Plan payable to covered employees will, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and related regulations, unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Code Section 162(m) and related regulations if and to the extent required. If any provision of the Plan or any award that is granted to a covered employee (in each case, other than payments to be made pursuant to Section 6 and/or Section 7 herein) does not comply or is inconsistent with the requirements of Code Section 162(m) or related regulations, such provision shall, to the extent practicable, be construed or deemed amended to the extent necessary to conform to such requirements.

(i) Adjustments: The Committee is authorized at any time before, during or after the completion of a performance period, in its sole discretion, to adjust or modify the terms of awards or performance objectives, or specify new awards, due to extraordinary items, transactions, events or developments, or in recognition of any other unusual, nonrecurring or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, rules and regulations, accounting principles, tax rates (and interpretations thereof), business conditions or the Committee’s assessment of the business strategy of the Company, in each case as determined by the Committee (provided that any adjustment or modification involving covered employees for compensation that is intended to qualify as “performance-based compensation” under Code Section 162(m) shall be made in an objectively determinable manner and shall be subject to any applicable Code Section 162(m) restrictions). To the extent that an award is not intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee may make any other adjustments or modifications to the terms of awards or performance objectives selected by the Committee. By way of example but not limitation, the Committee may provide with respect to any award that any evaluation of performance shall exclude or otherwise adjust for any specified circumstance or event that occurs during a performance period, including but not limited to circumstances or events such as the following: currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; asset impairment; significant litigation or claim judgments or settlements; any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event; the effects of stock-based compensation (including any modification charges) or other compensation; and/or any other specific unusual or infrequent events or objectively determinable category thereof.

(j) Compliance with Code Section 409A: Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Company that the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are permitted by the Committee and structured to be in compliance with or exempt from Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan and/or award, as applicable, and (ii) terms used in the Plan or an award shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith.

(k) Restrictions on Awards: Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to make any distribution of benefits under the Plan or take any other action, unless such distribution or action is in compliance with applicable laws, rules and regulations (including but not limited to applicable requirements of the Code).

(l) Gender and Number: Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(m) Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(n) Binding Effect: The Plan shall be binding upon the Company, its successors and assigns, and participants, their legal representatives, executors, administrators and beneficiaries.

[Signature Page to Follow]

This Qorvo, Inc. Cash Bonus Plan, as amended and restated by Qorvo, Inc., has been executed on behalf of the Company effective as of June 9, 2016.

QORVO, INC.

By:	/s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer

Attest:

/s/ Jeffrey C. Howland

Jeffrey C. Howland

Secretary

QORVO, INC. 7628 THORNDIKE ROAD GREENSBORO, NC 27409	VOTE BY INTERNET - www.proxyvote.com

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Qorvo, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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E11952-P80865-Z68134	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QORVO, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.					☐	☐	☐

1.	ELECTION OF DIRECTORS

	Nominees:

	01)	Ralph G. Quinsey	06)	John R. Harding
	02)	Robert A. Bruggeworth	07)	David H. Y. Ho
	03)	Daniel A. DiLeo	08)	Roderick D. Nelson
	04)	Jeffery R. Gardner	09)	Dr. Walden C. Rhines
	05)	Charles Scott Gibson	10)	Walter H. Wilkinson, Jr.

					For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the proxy statement).				☐	☐	☐	4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 1, 2017.	☐	☐	☐

					For	Against	Abstain

3.	To reapprove the Qorvo, Inc. Cash Bonus Plan, pursuant to the provisions of Section 162(m) of the Internal Revenue Code.				☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the director nominees listed in Item 1 and “FOR” Items 2, 3 and 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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E11953-P80865-Z68134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QORVO, INC.

ANNUAL MEETING OF STOCKHOLDERS AUGUST 3, 2016

The stockholder(s) hereby appoint(s) Robert A. Bruggeworth and Jeffrey C. Howland, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Qorvo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on August 3, 2016, at The Ritz-Carlton, 2121 McKinney Avenue, Dallas, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” ITEMS 2, 3 AND 4.

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE